Exhibit 10.28

HEREDIA INVESTMENTS S.A.C.

$[  ]

Senior Secured Floating Rate Notes due 2025

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

Dated [  ], 2024

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Annex I	—	Representations and Warranties of Sponsors

ANNEX II	—	Affirmative Covenants of the Sponsors

Annex III	—	[Reserved]

ANNEX IV	—	Representations and Agreements of the Purchasers

ANNEX V	—	Definitions; Other Interpretive Provisions

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HEREDIA INVESTMENTS S.A.C.

Senior Secured Floating Rate Notes due 2025

[ ], 2024

TO EACH OF THE PURCHASERS LISTED IN

THE PURCHASER SCHEDULE HERETO:

Ladies and Gentlemen:

HEREDIA INVESTMENTS S.A.C., a corporation organized under the laws of Peru (the “Issuer”), agrees with each of the Purchasers as follows:

SECTION 1. THE NOTES.

Section 1.1. Authorization of Notes. The Issuer authorized the issue and sale of $340,000,000 aggregate principal amount of its Senior Secured Floating Rate Notes due 2025 (the “Initial Notes” and together with any PIK Notes issued pursuant to Section 1.2, collectively the “Notes”) on the Issue Date, of which $[ ]1 Notes remain outstanding as of the date hereof. The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Section 27 and, for purposes of this Agreement, the rules of construction set forth in Section 26.4 shall govern.

Section 1.2. Interest and Interest Rate Determinations.

(a) Subject to the provisions of subsection (e) below, the Notes shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum (the “Interest Rate”) equal to the Term SOFR for such Interest Period as determined by the Calculation Agent plus 11.05% per annum or, solely in the event Term SOFR is unavailable for such Interest Period, the Base Rate plus 10.05% per annum for such Interest Period. An additional amount equal to the interest that would be determined pursuant to this Section 1.2(a) for the amount of days occurring from and including the Escrow Date to but excluding the Issue Date shall be payable, in accordance with Section 1.2(b) below, solely to any Purchaser who has provided funds in accordance with the Escrow Agreement, on the first Interest Payment Date following the Escrow Date.

(b) For the period commencing on the Issue Date and ending on the numerically corresponding day in the calendar month that is 24 months thereafter, on each Interest Payment Date, the Issuer shall pay the amount of accrued and unpaid interest as of such Interest Payment Date in kind by issuing additional Notes substantially in the form of Schedule 1 pro rata to the Holders of all Notes at the time outstanding on the relevant Interest Payment Date (the “PIK Notes”) in an aggregate principal amount equal to such accrued and unpaid interest. Any issue of the PIK Notes in connection with an Interest Payment Date will be secured by the Collateral and rank equally and ratably, and be fungible with, the Initial Notes. The Initial Notes and any PIK Notes subsequently issued under this Agreement shall be treated as a single class for all purposes under this Agreement, including waivers, amendments, redemptions and offers to purchase.

[1]	Note: To be the amount of Notes outstanding on the Amendment and Restatement Effective Date after giving effect to the amount of the prepayment on such date.

(c) For each Interest Payment Date falling on and after the twenty-fourth month anniversary of the Issue Date, the Issuer shall pay, for the Interest Period ending on such date, interest in cash by wire transfer of immediately available funds; provided however, that (x) upon one or more prepayments of the indebtedness and other obligations outstanding under the Financing Documents and the HoldCo Loan in an aggregate principal amount in excess of $130,000,000 (such amount in excess of $130,000,000, the “Excess Amount) for all such prepayments (whether occurring prior to, on or after the Amendment Effective Date), the Issuer shall have the option to pay accrued interest for each Interest Period thereafter in kind by issuing PIK Notes on each applicable Interest Payment Date in an aggregate principal amount equal to such accrued and unpaid interest; provided that such aggregate principal amount of PIK Notes shall not exceed an amount equal to the Excess Amount and (y) otherwise, the Issuer shall have the option to pay up to 50% of the accrued interest for each Interest Period in kind by issuing PIK Notes on such Interest Payment Date in an aggregate principal amount equal to such accrued and unpaid interest; provided that, for purposes of determining the amount of accrued and unpaid interest paid in kind for this clause (c), interest shall have been deemed to have accrued during the applicable Interest Period at the then applicable interest rate plus 1.00% per annum.

(d) For the avoidance of doubt, the Issuer shall pay all accrued and unpaid interest for the Interest Period ending on the Maturity Date in cash by wire transfer of immediately available funds.

(e) (i) If any principal of or interest on the Notes is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, the entire amount of Notes outstanding shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and to the fullest extent permitted by applicable Laws, before and after the commencement of any proceeding under any Debtor Relief Law.

Section 1.3. [Reserved].

Section 1.4. Calculation Agent.

(a) TMF Group New York, LLC will serve as the initial “Calculation Agent” for the Notes. In the absence of willful misconduct or gross negligence as determined by a final and non-appealable judgment by a court of competent jurisdiction, the Calculation Agent’s calculation of the applicable interest rate with respect to the Notes for each Interest Period will be final and binding.

(b) In connection with the Calculation Agent’s execution and delivery of this Agreement and the performance of its duties and exercise of its rights hereunder, the Calculation Agent shall be acting as an agent, and the Calculation Agent is entitled to all the rights, benefits, protections and immunities to which the Intercreditor Agent and the Collateral Agents are entitled as set forth in Section 26.11 of this Agreement and Articles 2 and 3 of the Intercreditor Agreement, as if they were each expressly set forth herein mutatis mutandis. Notwithstanding anything herein or in any other Financing Document to the contrary, the Calculation Agent shall have no obligation to take any discretionary action or otherwise (and shall have no liability to any Person for acting or refraining to act).

(c) The Issuer has the right to replace the Calculation Agent with a leading international commercial bank or investment bank, in consultation with the Required Holders, or other institution that provides the services contemplated herein for such capacity as selected by the Required Holders. in New York upon 30 days’ notice to the Calculation Agent. If the Issuer removes the Calculation Agent as set forth above, or if the Calculation Agent resigns (with or without cause) from its respective appointment hereunder by giving at least thirty (30) days’ prior notice to that effect to each of the other parties hereto, the Issuer shall appoint such other leading international commercial bank or investment bank, in consultation with the Required Holders, or other institution that provides the services contemplated herein for such capacity as selected by the Required Holders, in New York. For the avoidance of doubt, without limiting any rights, protections, immunities or indemnities afforded to the Calculation Agent hereunder, phrases such as “satisfactory to the Calculation Agent,” “approved by the Calculation Agent,” “acceptable to the Calculation Agent,” “as determined by the Calculation Agent,” “in the Calculation Agent’s discretion,” “selected by the Calculation Agent,” “elected by the Calculation Agent,” “requested by the Calculation Agent,” and phrases of similar import that authorize and permit the Calculation Agent to approve, disapprove, determine, act or decline to act in its discretion shall by subject to the Calculation Agent receiving written direction from the Issuer and/or Required Holders (or such other number or percentage of Holders as shall be otherwise expressly set forth herein), as applicable, to take such action or to exercise such rights. Nothing contained in this Agreement shall require the Calculation Agent to exercise any discretionary acts. Without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Calculation Agent have any liability for Benchmark Replacement set forth in Section 1.5.

Section 1.5. Benchmark Replacement Setting.

(a) Notwithstanding anything to the contrary herein or in any other Financing Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Financing Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Holders without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document so long as the Issuer has not received, by such time, written notice of objection to such Benchmark Replacement from Holders comprising the Required Holders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Issuer will have the right, with the consent of the Required Holders, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party (other than the Required Holders) to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Calculation Agent, as directed in writing by the Issuer, will promptly notify the Holders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Issuer, with the consent of the Required Holders, pursuant to this Section 1.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and shall be made upon the consent of the Issuer and the Required Holders and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section 1.5.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Issuer, with the consent of the Required Holders or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Issuer, with the consent of the Required Holders, may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Issuer, with the consent of the Required Holders, may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Issuer’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Issuer may revoke any pending request for the continuation of a SOFR-based Interest Period during any Benchmark Unavailability Period and, failing that, the Issuer will be deemed to have converted any such request into a request for an Interest Period based on Base Rate and (ii) any outstanding affected SOFR-based Interest Periods will be deemed to have been converted to Base Rate at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 2. SALE AND PURCHASE OF NOTES.

(a) Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to each Purchaser and each Purchaser will purchase from the Issuer, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

(b) The Notes are to be purchased by the Purchasers without being registered under the Securities Act, in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Regulation S of the Securities Act.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave, New York, NY 10017, at 10:00 a.m., New York time, at a closing (the “Closing”) on October 5, 2022 or on such other Business Day thereafter on or prior to the fifth (5th) Business Day thereafter as may be agreed upon by the Issuer and the Purchasers. At the Closing the Issuer will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1.00 as such Purchaser may request) dated the Issue Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by the Escrow Agent to the Issuer or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Issuer in accordance with the funding instructions delivered pursuant to Section 4.11. If at the Closing the Issuer shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Issuer to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. Each of the representations and warranties contained in Section 5, Annex I or in any other Financing Document shall be, (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the Signing Date and as of the Escrow Date and the Issue Date as if made on and as of each such date or (ii) if such representation and warranty is not so qualified, true and correct in all respects as of the Signing Date and as of the Escrow Date and the Issue Date as if made on and as of each such date (except, in each case of clauses (i) and (ii), in the event any such representation and warranty expressly relates to a given date or period, such representation and warranty shall be so true and correct as of the respective date or for the respective period, as the case may be).

Section 4.2. No Default. No Default or Mandatory Prepayment Event shall have occurred and be continuing, or would result from (i) this Agreement or any other Financing Document, (ii) the Acquisition Documents, (iii) the Existing Senior Debt Documents, (iv) the HoldCo Loan Documents or (v) from the application of the proceeds the Notes.

Section 4.3. Compliance Certificates; Financing Documents.

(a) Officer’s Certificate. Certificate executed by the Secretary, Assistant Secretary or equivalent Responsible Officer of the Issuer, Auna and Auna Lux, which shall (x) certify (i) there is no Law, ruling or decree which may impose material adverse conditions on the Financing Documents, or the consummation of the Transactions in accordance with the terms of the Financing Documents; (ii) neither the execution or delivery of Financing Documents, or the performance of the obligations contemplated therein, or the consummation of the Transactions contemplated thereby would (A) violate or constitute an “event of default” under any agreement, arrangement or instrument to which such Person is party or (B) have a Material Adverse Effect, (y) identify the name and title and bear the signatures of the Responsible Officers and any other officers of such Person authorized to sign the Financing Documents and (z) contain appropriate attachments, including (1) the Organization Documents of such Person certified by the relevant authority of the jurisdiction of organization of such Person; (2) if required under the Organization Documents of the Issuer, Auna and Auna Lux or applicable Law, the resolutions of its manager, board of directors, members or other body authorizing the execution, delivery and performance, as applicable, of the Financing Documents to which such Person is a party and the Transactions to be consummated by it on such date and (3) a long form good standing certificate for such Person from its jurisdiction of organization.

(b) Secretary’s or Director’s Certificate. Certificate executed by the Secretary, Assistant Secretary or equivalent Responsible Officer of each Sponsor (except for Enfoca Descubridor 1 and Enfoca Descubridor 2, which certificate is executed by Enfoca Sociedad Administradora de Fondos de Inversión S.A., as the management entity (sociedad administradora) of the former) on behalf of the respective Sponsor, which shall (y) identify the name and title and bear the signatures of the Responsible Officers and any other officers of such Person authorized to sign the Financing Documents to which such Sponsor is party and (z) contain appropriate attachments, including (1) the Organization Documents of such Person certified by the relevant authority of the jurisdiction of organization of such Person; (2) if required under the Organization Documents of such Person or applicable Law, the resolutions of its manager, board of directors, members or other body authorizing the execution, delivery and performance, as applicable, of (1) the Financing Documents to which such Person is a party and the Transactions to be consummated by it on such date and (2) a long form good standing certificate for such Person from its jurisdiction of organization. Auna Lux shall have delivered (i) the most up-to-date articles of incorporation of Auna Lux, (ii) a copy of the resolutions of the board of directors of Auna Lux approving the terms of, and the transaction contemplated by, the Financing Documents and resolving that it execute, deliver and perform the Financing Documents, to the extent a party thereto, (iii) an electronically signed excerpt from the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) dated not more than one (1) Business Day prior to the date of this Agreement, and (iv) an electronically signed certificate of non-registration of a court order (certificat de non-inscription d’une décision judiciaire) from the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) dated not more than one (1) Business Day prior to the date of this Agreement.

(c) Financing Documents. The Issuer shall have delivered to such Purchaser duly executed counterparts of the Financing Documents.

Section 4.4. Opinions of Counsel. Such Purchaser and the applicable Collateral Agent shall have received opinions in form and substance satisfactory to such Purchaser and the applicable Collateral Agent, dated the Issue Date (a) from (i) Davis Polk & Wardwell LLP, U.S. special counsel for the Issuer, (ii) Rodrigo, Elias & Medrano Abogados, Peruvian special counsel for the Issuer and the Sponsors, (iii) Eversheds (Luxembourg) LLP, Luxembourg special counsel for Auna Lux and (iv) Walkers LLP, Cayman Islands special counsel for the Sponsors, substantially in the respective forms set forth in Schedules 4.4(a)(i),4.4(a)(ii), 4.4(a)(iii) and 4.4(a)(iv) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Issuer and the Sponsors hereby instruct their counsel to deliver such opinions to the Purchasers). Such Purchaser shall also have received an opinion from Elvinger Hoss Prussen, société anonyme, Luxembourg special counsel for the Purchasers on the enforceability of the Luxembourg Pledge Agreement.

Section 4.5. Financial Statements. (a) The consolidated audited financial statements of the Target and its Subsidiaries, and the Restricted Entities, in each case, as of the end of the fiscal years ended December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021 and the related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by an unqualified report thereon of an independent firm of public accountants of reputable standing and (b) an unaudited consolidated balance sheet and related statements of operations and cash flows of the Target and its Subsidiaries, and the Restricted Entities, in each case, as at the end of and for the fiscal quarter ended June 30, 2022

(and for the year to date), and for the comparable periods of the previous fiscal year, and such financial statements shall be in form and substance reasonably satisfactory to each of the Purchasers. Such financial statements shall not be materially inconsistent with the financial statements or other information previously provided to the Purchasers.

Section 4.6. [Reserved].

Section 4.7. No Order. There shall not (i) be in effect any statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions or (ii) have been commenced any action, suit, investigation or proceeding or, to the knowledge of the Issuer, threatened in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the ability of the Issuer to perform its obligations under the Financing Documents.

Section 4.8. Sale of Notes. Contemporaneously with the Closing, the Issuer shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.9. Payment of Fees. The Issuer shall have paid, or arranged to pay, to the Purchasers all costs, fees, expenses (including, without limitation, the fees and expenses of Rubio Leguía Normand, Simpson Thacher & Bartlett LLP, Elvinger Hoss Prussen and Maples and Calder (Cayman) LLP special Peruvian, New York, Luxembourg and Cayman Islands counsel to the Purchasers, respectively, and the fees of any other independent experts engaged for the completion of due diligence and other consideration presented for payment required to be paid on or before the Issue Date pursuant to this Agreement and the other Financing Documents; provided that, in each case, invoices for any such costs, fees and expenses have been delivered to the Issuer at least three (3) Business Day (or such shorter period as reasonably agreed by the Issuer) prior to the Issue Date.

Section 4.10. Material Adverse Effect.

(a) Issuer Material Adverse Effect. Since December 31, 2021, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Issuer, both immediately prior to the Escrow Date and the Issue Date and also after giving effect thereto, including the issuance of the Notes on the Issue Date and the intended use thereof.

(b) Auna Material Adverse Effect. Since December 31, 2021, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect with respect to Auna and its Subsidiaries, taken as a whole, both immediately prior to the Escrow Date and the Issue Date and also after giving effect thereto, including the issuance of the Notes on the Issue Date and the intended use thereof.

(c) Target Material Adverse Effect. Since December 31, 2021, no event, development or circumstance has occurred that has had or could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Target or of the Target and its Subsidiaries, taken as a whole.

(d) Acquisition Material Adverse Effect. No event, development or circumstance has occurred that has had or could reasonably be expected to have a material adverse change in, or a material adverse effect upon the consummation of the OCA Acquisition in accordance with the terms of the Acquisition Documents or the consummation of the Permitted Reorganization, including the Auna Salud Merger or the Auna S.A.A. Merger.

Section 4.11. Funding Instructions. At least three (3) Business Days prior to the Issue Date, the Escrow Agent shall have received written instructions signed by a Responsible Officer on letterhead of the Issuer confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number/Swift Code /IBAN and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.12. Acceptance of Appointment to Receive Service of Process. Such Purchaser shall have received evidence of the acceptance by the Process Agent of the appointment and designation provided for by Section 26.7(e) for the period from the Signing Date to one (1) year after the Maturity Date of the Notes (and the payment in full of all fees in respect thereof).

Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.14. Consummation of Transactions under the Acquisition Documents. Such Purchaser shall be satisfied with the Acquisition Documents and the Colombian Opco Loan Amendment, the Issuer shall have incurred the HoldCo Loan and the Sponsors shall have caused Auna Mexico to incur the BTB Loan, in each case, concurrently with the issuance of the Notes, and the OCA Acquisition shall be consummated, with, among other things, the Net Cash Proceeds of the HoldCo Loan and the BTB Loan in a manner reasonably acceptable to such Purchaser, on or substantially concurrently with the occurrence of the Issue Date, in accordance with the Acquisition Documents and in compliance with applicable Law; provided that, other than conditions that by their nature are only to be satisfied at closing of the OCA Acquisition, the only condition precedent required to be satisfied for the consummation of the OCA Acquisition pursuant to the Acquisition Documents as of the Issue Date is the payment of the portion of the purchase price for the OCA Acquisition required to be paid with the Net Cash Proceeds of the Notes. No term or condition of any Acquisition Document shall have been amended, modified, waived or supplemented (or consented to be amended, modified, waived or supplemented) except (i) with the prior written consent of such Purchaser or (ii) to the extent such amendment, modification, waiver or supplement, or consent thereto, does not adversely affect the interests of such Purchaser in any material respect.

Section 4.15. Peruvian and Luxembourg Collateral. On the Issue Date, each Sponsor, as applicable, and the Issuer shall have, or shall have caused, (i) the transfer in dominio fiduciario of all of the Equity Interests of the applicable Sponsor in the Issuer pursuant to the Peruvian Trust Agreement and (ii) the pledge of all of the Equity Interests of Auna owned by such Sponsor, together representing 82.06% of the aggregate Equity Interests of Auna, to the Collateral Agent pursuant to the Peruvian Pledge Agreement, including, in each case, the registration of the Peruvian Collateral in each of the Issuer’s and Auna’s share ledger, shares certificates and the filing of the public deeds of the Peruvian Trust Agreement and the Peruvian Pledge Agreement for registration before the applicable Peruvian public registry, and shall have delivered evidence reasonably satisfactory to such Purchaser of the foregoing.

On or substantially concurrently with the Issue Date, each Sponsor, as applicable, shall have, or shall have caused, the pledge of all of the Equity Interests of Auna Lux owned by such Sponsor, together representing 82.06% of the aggregate Equity Interests of Auna Lux, to the Collateral Agent for the ratable benefit of the Holders of the Notes and the HoldCo Lenders pursuant to the Luxembourg Pledge Agreement, including, in each case, the registration of the Luxembourg Pledge Agreement in the shareholder’s register of Auna Lux, and shall have delivered evidence reasonably satisfactory to such Purchaser of the foregoing.

Section 4.16. KYC Requirements. The Purchasers shall have received, (i) at least five (5) calendar days prior to the Issue Date, all documentation and other information regarding the Issuer reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested in writing of the Issuer at least ten (10) days prior to the Issue Date; and (ii) to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Purchaser that has requested, in a written notice to the Issuer at least ten (10) days prior to the Issue Date, a Beneficial Ownership Certification in relation to the Issuer shall have received such Beneficial Ownership Certification at least five (5) calendar days prior to the Issue Date (provided that, upon the execution and delivery by such Purchaser of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

Section 4.17. Taxes. All applicable Taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Agreement and the other Financing Documents shall have been paid in full.

Section 4.18. Accuracy of Information. The information furnished by and on behalf of the Issuer and Auna to the Purchasers, are, when taken as a whole, true and correct in all material respects.

Section 4.19. Accounting, Management Information and Cost Control Systems. The Purchasers shall have received evidence from certain Affiliates of the Issuer that the Issuer has accounting, management information and cost control systems in place, in each case, to the reasonable satisfaction of the Purchasers.

Section 4.20. Confirmation of Conditions Precedent. The Purchasers shall have received a letter of its special New York counsel reasonably satisfactory in form and substance to the Purchasers, confirming that each of the documentary conditions precedent in this Section 4 have been satisfied or waived by the Purchasers in accordance with the terms hereof.

Section 4.21. Governmental Approvals. The Purchasers shall have received evidence that all governmental (including without limitation the authorization from the Mexican Antitrust Commission to carry out the OCA Acquisition, shareholder (if applicable) and third party consents and approvals (if applicable) necessary for the consummation of the Transactions (including the issuance of the Notes on the Issue Date and the consummation of the OCA Acquisition) have been obtained. All applicable waiting periods (including without limitation any waiting periods for any regulatory consents or approvals) shall have expired without any action being taken by any Governmental Authority that (A) could restrain, prohibit, prevent or impose the consummation of the Transactions or (B) impose or result in any Material Adverse Effect on the Issuer or the Target Entities.

Section 4.22. Permitted Reorganization. The Purchasers shall have received evidence that all governmental and third party consents and approvals (if applicable) necessary for the consummation of the Permitted Reorganization have been obtained, except for any shareholder approvals and consents under the Senior Notes Documents, which, in each case, shall be obtained as a condition precedent to the consummation of the Permitted Reorganization.

Notwithstanding the foregoing, (A) the Purchasers shall fund the Escrow Account (in an amount equal to the purchase price for the Notes hereunder) pursuant to the Escrow Agreement on the date when the conditions contained in the following sections are satisfied: 4.3, 4.4, 4.5, 4.11, 4.12, 4.16, 4.17, 4.19, 4.21 (other than with respect to the OCA Acquisition) and 4.22, (B) for the avoidance of doubt, the following conditions shall be satisfied on each of the Escrow Date and the Issue Date: Section 4.1, 4.2, 4.7, 4.10(a), 4.10(b), 4.13 and 4.18, (C) the following conditions shall be satisfied as of the Issue Date: 4.8, 4.9. 4.10(c), 4.10(d), 4.14, 4.15, 4.20, 4.21 (with respect to the OCA Acquisition) and (D) (1) if all such conditions are so satisfied as of the Issue Date, then the Purchasers shall instruct the Escrow Agent to release the funds in the Escrow Account and transfer such funds to the Issuer in accordance with the Escrow Agreement and (2) if any such condition is not satisfied or no longer satisfied as of the Issue Date, then the Purchasers shall instruct the Escrow Agent to release the funds in the Escrow Account and return such funds to the Purchasers in accordance with the Escrow Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

The Issuer, and with respect to Sections 5.1, 5.2, 5.4, 5.5, 5.6, 5.7, 5.15, 5.20, 5.23 and 5.26, each Sponsor, severally and not jointly, represents and warrants to each Purchaser that to the extent applicable:

Section 5.1. Organization; Power and Authority. The Issuer and each Sponsor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and (iii) has the power and authority to execute, deliver and perform its respective obligations under the Financing Documents and each other agreement or instrument contemplated thereby to which such it is or will be a party and to borrow hereunder. All licenses, permits, approvals, concessions or other authorizations necessary for (x) the consummation of the Transactions to which it is or will be party and (y) the conduct of its business (except, in each case, where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect) have been duly obtained and are in full force and effect.

Section 5.2. Authorization, Etc. The Transactions to which the Issuer and each Sponsor is or will be a party are within its corporate or other organizational powers and have been duly authorized by all necessary action under its Organization Documents and applicable Law. Each document included in the Financing Documents to which the Issuer and each Sponsor is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the Issuer and such Sponsor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.3. Subsidiaries. The Issuer has no Subsidiaries. All of the outstanding Equity Interests in the Issuer has been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified in Schedule 5.3 free and clear of all Liens, except for any Permitted Liens.

Section 5.4. Anti-Corruption Laws; Sanctions; Money Laundering. The Issuer and each Sponsor has implemented and maintains in effect, or is covered by Affiliates’, policies and procedures designed to promote and achieve compliance by the Issuer, each Sponsor and their respective managers, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and the Issuer and each Sponsor, when acting on behalf of itself, and their respective officers, managers and employees and directors are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Issuer and each Sponsor is not, nor are any of its directors or officers, a Sanctioned Person. Since its inception, the Issuer and each Sponsor has been and is in compliance with Sanctions.

Section 5.5. Compliance with Laws. The Issuer and each Sponsor is in compliance with (i) the requirements of all Laws and (ii) all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (A) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (B) the failure to comply therewith, either individually or in the aggregate, could not be expected to have a Material Adverse Effect. No part of the proceeds of the Notes will be used by it or its Affiliates, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of the Margin Regulations).

Section 5.6. Approvals; No Conflicts. The Transactions to which the Issuer and each Sponsor is or will be a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Financing Documents and except with the Luxembourg Registration and Estates Department (Administration de l’ Enregistrement et des Domaines) in case where (i) the Financing Documents are attached (annexé) to a public deed or any other document(s) that require(s) mandatory registration, (ii) the Financing Documents are deposited with the minutes of a notary (deposé au rang des minutes d’un notaire) or (iii) this Financing Documents are voluntarily submitted to registration, (b) will not violate (i) any Law or any order of any Governmental Authority applicable to it or (ii) its charter, bylaws or other Organization Documents, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Issuer or any of the Sponsors or their respective assets, or give rise to a right thereunder to require any payment to be made by it, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any of its assets, except Liens created pursuant to the Financing Documents.

Section 5.7. Litigation Matters; No Default. (a) There is no litigation, action (including, without limitation, derivative actions, sanctions, regulatory fines or reprimands), suits, investigation, claim, arbitration or other or proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened by or against it or affecting it in any way (i) that involve this Agreement or the Transactions or (ii) as to which there is a possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, to result in a Material Adverse Effect. The Issuer is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) The Issuer is not in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

Section 5.8. Taxes. The Issuer has timely filed all national, local and other Tax returns and reports required to be filed, and have paid all national, local and other Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except in each case, (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS and (b) to the extent that the failure to do so could not be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Issuer that could, if made, have a Material Adverse Effect.

Section 5.9. Ownership of Property. Following the consummation of the Auna Salud Equity Contribution, the Issuer will directly own an equity participation in Auna Salud representing 22.0% of the Equity Interests of Auna Salud.

Section 5.10. [Reserved].

Section 5.11. Equity Interests. There are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including, without limitation, pursuant to uncapitalized capital contributions), obligating the Issuer to issue, deliver or sell, or cause to be issued, delivered or sold, any Capital Stock or any securities exchangeable for, or convertible into, Capital Stock or obligating the Issuer to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

Section 5.12. Private Offering by the Issuer. Neither the Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy the Notes or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment, or otherwise as contemplated by this Agreement. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction, including the jurisdiction of organization of the Issuer.

Section 5.13. Use of Proceeds; Margin Regulations. The Issuer will use the proceeds of the Notes made on the Issue Date solely (i) to finance the Auna Salud Equity Contribution and (ii) pay certain fees, costs and expenses associated with the transactions contemplated hereby. No part of the proceeds of the Notes will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the FRB. The Issuer is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

Section 5.14. Existing Indebtedness; Activities Since Inception.

(a) Except for Indebtedness incurred hereunder and under the HoldCo Loan Documents, the Issuer does not have any Indebtedness outstanding as of the Issue Date.

(b) The Issuer, since its inception, has not created, incurred, assumed or suffered to exist (x) Indebtedness, other than under the Financing Documents and under the HoldCo Loan Documents or (y) any Lien on any of its assets, other than Permitted Liens.

Section 5.15. Legal Form. (a) Each of the Financing Documents to which the Issuer and each Sponsor is a party is in proper legal form under the laws of the jurisdiction of the Issuer and each Sponsor for the enforcement thereof against it under such law. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Financing Document to which the Issuer and each Sponsor is a party in the jurisdiction of the Issuer or such Sponsor, it is not necessary that this Agreement or any other Financing Document be filed or recorded with any Governmental Authority in such jurisdiction, provided further that, the admissibility into evidence and enforceability before a Peruvian court or authority of any document executed in a language other than Spanish (including judgments) requires such document to be (i) officially translated to Spanish and certified by a duly authorized public translator in Peru; and (ii) if issued in any country other than in Peru (A) which is a signatory country of the Hague Apostille Convention that has not opposed Peru’s accession thereto, legalized by apostille before the competent authority in the country wherein it was issued, or (B) which is not a signatory country of the Hague Apostille Convention or has opposed Peru’s accession thereto, legalized before a notary public, the Ministry of Foreign Affairs of such country, the competent Peruvian consulate and before the Peruvian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores del Perú).

(b) Under current laws and regulations of Peru and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made pursuant to the Financing Documents may be freely transferred out of Peru and may be paid in, or freely converted into, Dollars.

Section 5.16. Investment Company Status. The Issuer is not and after giving effect to the contemplated Transactions will not be required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940, as amended.

Section 5.17. Environmental Matters. As of the Issue Date, no Environmental and Social Claim which might reasonably be expected to have a Material Adverse Effect has been commenced or (to the best of its knowledge and belief) is threatened against the Issuer.

Section 5.18. Ranking of Obligations. The payment obligations evidenced by each Financing Document to which the Issuer is a party are and will at all times be secured direct and unconditional general obligations of the Issuer, and rank and will at all times rank in right of payment at least pari passu all other senior unsecured Indebtedness of the Issuer, if any, whether now existing or hereafter outstanding, except those that have priority by mandatory provision of the Debtor Relief Laws.

Section 5.19. No Material Adverse Effect. Since December 31, 2021, no event, change, development or condition has occurred, exists or could reasonably be expected to occur, that, individually or in the aggregate with any other event, change, development or condition, has, resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 5.20. Collateral Matters. (a) Effective on the Issue Date, the provisions of each of the Peruvian Trust Agreement, the Peruvian Pledge Agreement and the Luxembourg Pledge Agreement shall be effective to create in favor of the Collateral Agents for the ratable benefit of the Holders of the Notes and the lenders under the HoldCo Loan, a legal, valid and enforceable Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens, enforceable against the parties thereunder (other than Permitted Liens); provided, however, that (i) the Peruvian Trust Agreement and the Peruvian Pledge Agreement shall be a fully perfected first priority Lien, enforceable against third parties upon its registration in the applicable public registry and annotations in applicable share ledgers and share certificates of the Issuer, Auna Salud and Auna and (ii) the Luxembourg Pledge Agreement shall be a fully perfected first priority Lien, enforceable against third parties upon its registration in the shareholder’s register of Auna Lux.

(b) Neither the establishment of the Liens created by the Peruvian Trust Agreement, Peruvian Pledge Agreement or the Luxembourg Pledge Agreement, nor the exercise of the rights and remedies contemplated by the Peruvian Trust Agreement, the Peruvian Pledge Agreement or the Luxembourg Pledge Agreement at any time, contravenes any provision of Law or any order, writ, injunction or decree of any Governmental Authority or any Contractual Obligation of the Issuer, Auna, Auna Salud, Auna Lux or each Sponsor.

(c) None of the parties to the Peruvian Trust Agreement, the Peruvian Pledge Agreement or the Luxembourg Pledge Agreement has received any written notice of any outstanding adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as Collateral, and the Collateral and the distribution of the proceeds resulting from the enforcement of the Peruvian Trust Agreement, the Peruvian Pledge Agreement or the Luxembourg Pledge Agreement shall be governed solely by the terms of the Peruvian Trust Agreement., the Peruvian Pledge Agreement and the Luxembourg Pledge Agreement, respectively.

Section 5.21. Absence of Default. There is no Event of Default, or any other event, circumstance, occurrence, omission, breach, violation or default that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

Section 5.22. Solvency. After giving effect to the Transactions, the Issuer will be Solvent.

Section 5.23. Commercial Activity; Absence of Immunity. None of the Issuer, each Sponsor nor any of their respective properties, has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States or Peru or Luxembourg in respect of its obligations under the Financing Documents.

Section 5.24. Investments. The Issuer does not have any Investments, unless permitted in this Agreement.

Section 5.25. Disclosure.

(a) The Issuer has disclosed to the Purchasers (A)(i) all agreements, instruments and corporate or other restrictions to which the Issuer is subject that purport to restrict (x) its ability to incur indebtedness or liens or take any other actions, or engage in any other transactions, of the type contemplated by the Financing Documents or (y) the Collateral and (ii) all matters known to it (including any agreements, instruments and other restrictions to which it or any of its Affiliates is subject), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (B) any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, that contain any transfer restrictions applicable to the Collateral.

(b) All written information provided with respect to the Issuer and its respective Affiliates by or on behalf of the Issuer to the Purchasers in connection with the negotiation, execution and delivery of this Agreement and the other Financing Documents or the transactions contemplated hereby and thereby, was, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made; provided that, with respect to any projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Issue Date, as of the Issue Date.

Section 5.26. Private Offering; No Directed Selling Efforts.

(a) None of the Issuer, the Sponsor or any of their Affiliates or any other person acting on its or their behalf (it being understood that the Purchasers have not acted on the behalf of any of such persons) (i) has offered the Notes or any other similar securities for sale to, or solicited any offer to buy any of the Notes or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment, or (ii) has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act.

(b) None of the Issuer, the Sponsor or any of their Affiliates or any other person acting on its or their behalf has engaged in any directed selling efforts within the meaning of Regulation S, and all such persons have complied with the offering restrictions requirement of Regulation S.

(c) The Issuer and the Sponsor reasonably believe there is no “substantial U.S. market interest” as defined in Rule 902(j) of Regulation S in any of the Issuer or the Sponsors’ respective debt securities.

Section 5.27. Securities Law Exemptions. It is not necessary, in connection with the issuance and sale of the Notes to the Purchasers in the manner contemplated by this Agreement, to register the Notes under the Securities Act or to qualify an indenture under the U.S. Trust Indenture Act of 1939, as amended.

Section 5.28. No Plan or Scheme. The sale of the Notes pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the Securities Act.

Section 5.29. Sponsor Representations. Each Sponsor, severally and not jointly, makes the representations and warranties set forth in Annex I hereto to each Purchaser on the Escrow Date and the Issue Date.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that, the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.

Section 6.2. Purchaser Status. Each Purchaser, on its own behalf and on behalf of each account for which it is purchasing the Notes, severally represents that (i) (x) it is a Qualified Institutional Buyer or (y) it is not a “U.S. Person” as defined by Regulation S under the Securities Act, and (ii) it is a Qualified Person and (iii) makes the representations and agreements set forth in Annex IV hereto.

SECTION 7. INFORMATION AS TO ISSUER.

Section 7.1. Financial and Business Information. The Issuer shall furnish to each Holder or cause to be furnished to each Holder:

(a) as soon as available but in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of the Issuer, an unaudited balance sheet and income statement of the Issuer as at the end of such fiscal quarter, certified by a Responsible Officer of the Issuer as fairly presenting the financial condition of the Issuer for such fiscal quarter;

(b) concurrently with any delivery of the unaudited balance sheet and income statement under Section 7.1(a), a certificate of a Responsible Officer of the Issuer certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

(c) promptly following any requests therefore, by any Holder (i) all information in respect of the Issuer and its Subsidiaries required under applicable “know your customer”, Anti-Money Laundering Laws, anti-terrorism laws and Anti-Corruption Laws, and (ii) such other information regarding the operations, business, financial or corporate affairs of the Issuer or compliance with the terms of this Agreement and all other Financing Documents.

Section 7.2. Notices Of Material Events. The Issuer shall promptly furnish to the each Holder or cause to be furnished to each Holder written notice of the following:

(a) the occurrence of: (i) any Default or Mandatory Prepayment Event and any default or mandatory prepayment event under any Existing Senior Debt Documents or the HoldCo Loan Documents; (ii) the filing or commencement of any proceeding, concurso mercantil or quiebra under any Debtor Relief Law by or before any arbitrator or Governmental Authority against or affecting any Restricted Entity, that if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (iii) any transaction or event that, if consummated, would constitute a Change of Control; (iv) [reserved]; or (v) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or that has resulted or could reasonably be expected to result in an adverse effect on the Issuer’s ability to perform its obligations (including its payment obligations) under the Financing Documents including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Issuer; or (B) any dispute, litigation, investigation (including any administrative, regulatory or criminal investigation), proceeding, freezing of assets or suspension between the Issuer and any Governmental Authority (including any dispute, litigation or proceeding relating to Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions).

(b) the existence of any Lien (other than Permitted Liens) against any of the Collateral; and

(c) any matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

In addition, the Issuer shall (i) furnish to the Holders at least ten (10) Business Days’ prior written notice of any proposed amendment to its Organization Documents and (ii) promptly after receipt thereof, furnish to the Holders any executed amendment to the Organization Documents.

Each notice delivered under this Section 7.2 shall be accompanied by a statement of a Responsible Officer of the Issuer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Required Prepayments.

(a) [Reserved].

(b) Upon the receipt by the Issuer of any Net Cash Proceeds from the incurrence of Indebtedness by the Issuer, except for any Indebtedness permitted to be incurred in accordance with Section 10.7, the Issuer shall prepay, or cause the prepayment of, Notes on a pro rata basis with the principal amount outstanding under the HoldCo Loan, on the Business Day immediately succeeding the day of receipt of such Net Cash Proceeds, in an amount equal to the lesser of (1) 100% of the Net Cash Proceeds received therefrom and (2) the amount of such Net Cash Proceeds required to prepay in full the Notes and the HoldCo Loan (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder).

(c) [Reserved].

(d) Upon the receipt by any Sponsor or any of its Affiliates of any Net Cash Proceeds from any sale, transfer or other disposition of, or any payment or distribution in respect of, any Equity Interests of Auna Lux, the Issuer shall prepay Notes on a pro rata basis with the principal amount outstanding under the HoldCo Loan (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder), on or prior to the third Business Day (or as soon as commercially reasonable thereafter) following the date of receipt of such Net Cash Proceeds, in an amount equal to the lesser of (1) 100% of such Net Cash Proceeds and (2) the amount of such Net Cash Proceeds required to prepay in full the Notes and the HoldCo Loan and any amount outstanding hereunder and thereunder.

(e) Upon the receipt by the Issuer of any Net Cash Proceeds resulting from a Disposition pursuant to Section 10.8(b)(ii), within three (3) Business Days after receipt thereof, the Issuer shall prepay the Notes on a pro rata basis with the principal amount outstanding under the HoldCo Loan in an amount equal to the lesser of (1) the aggregate amount of such Net Cash Proceeds (or the Dollar Equivalent thereof) and (2) the amount of such Net Cash Proceeds required to prepay in full the Notes and the HoldCo Loan and any amount outstanding hereunder and thereunder, provided that, if such Net Cash Proceeds are less than the amount necessary to prepay all of the Notes and the full amount of the HoldCo Loan outstanding (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder), any prepayment made pursuant to this Section 8.1(e) shall be applied first to pay accrued and unpaid interest.

(f) [Reserved].

(g) Upon receipt by any Sponsor of dividends or distributions from Auna Lux, with respect to Equity Interests of Auna Lux, the Issuer shall immediately prepay the outstanding principal amount of the Notes on a pro rata basis with the principal amount outstanding under the HoldCo Loan (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder) in an amount equal to 100% of the Net Cash Proceeds received by such Sponsor in respect of such dividends or distributions, provided that if such Net Cash Proceeds are less than the amount necessary to prepay all of the Notes and the full amount of the HoldCo Loan outstanding (including accrued and unpaid interest and any other amount outstanding hereunder and thereunder), any prepayment made pursuant to this Section 8.1(g) shall be applied first to pay accrued and unpaid interest.

(h) The Sponsors will cause the Issuer, and the Issuer will, notify the Holders by electronic mail (with confirmation of transmission) or hand delivery of any prepayment hereunder not later than 11:00 a.m. (New York City time) at least one Business Day before the date of any prepayment pursuant to this Section 8.1. Each such notice shall specify the prepayment date, the aggregate principal amount of Notes to be prepaid and the amount of accrued interest thereon to the date of the prepayment.

(i) Upon the occurrence of a Change of Control and in any event not later than two (2) Business Days thereafter, the Issuer shall provide a written notice to the Holders (such notice, a “Change of Control Offer”) that a Change of Control has occurred and that each Holder has the right to require the Issuer to prepay the Notes held by such Holder at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control occurring, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. In order to accept any Change of Control Offer, a Holder shall notify the Issuer in writing at its address for notices contained in this Agreement on or before the fifteenth (15th) Business Day following the date of receipt of the Change of Control Offer from the Issuer, of such Holder’s election to require the Issuer to make the prepayment pursuant to such Change of Control Offer. The Issuer shall prepay the Notes (including accrued and unpaid interest and any other amount outstanding hereunder) of each applicable Holder on or before the date falling five (5) Business Days after the receipt of any such notice from the Issuer with respect to such Holder.

Section 8.2. Optional Prepayments. The Issuer may, upon written notice to the Holders, at any time and from time to time prepay the Notes in whole or in part (including accrued and unpaid interest and any other amount outstanding hereunder). Such notice shall be irrevocable and given to the Holders by the Issuer not later than 11:00 a.m. (New York City time), on the date three (3) Business Days prior to the date of any such prepayment; provided that each partial prepayment of the Notes other than any required prepayment pursuant to Section 8.1 shall be in an aggregate principal amount of $10,000,000 (taken together with any prepayment of the HoldCo Loan that is concurrently made under the terms thereunder) and a whole multiple of $1,000,000 in excess thereof. Notwithstanding anything to the contrary, any optional prepayment hereunder may only be made to the extent a ratable prepayment is concurrently made under the HoldCo Loan.

Section 8.3. Prepayments Generally; Other Amounts. Each prepayment of the Notes (including pursuant to Section 8.1 or Section 8.2 or as a result of acceleration of the Notes) shall be accompanied by all accrued interest on the amount prepaid and, if such prepayment (including each prepayment of the HoldCo Loan, interest on such Notes and the HoldCo Loan, and any other amounts on the Notes and the HoldCo Loan) is made prior to the 18-month anniversary of the Issue Date that, individually or in the aggregate (taking into account any prior prepayments but not including any amounts prepaid under Sections 8.1(a) or (f)), exceeds $100,000,000, the Make-Whole Premium.

Section 8.4. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.1 or Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.5. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of the Notes to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Premium, if any. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest on such principal amount accrued and unpaid to but excluding such date and Make-Whole Premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Issuer and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6. Purchase of Notes. The Issuer will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Issuer will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Holder;

(ii) impose on any Holder any other condition, cost or expense (other than Taxes) affecting this Agreement or any Note held by any Holder or participation therein; or

(iii) subject any Holder to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Holder of holding the Notes hereunder or to reduce the amount of any sum received or receivable by such Holder hereunder (whether of principal, interest or otherwise), then Issuer will pay to such Holder, such additional amount or amounts as will compensate such Holder for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Holder determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Holder’s capital or on the capital of such Holder’s holding company, if any, as a consequence of this Agreement or the Notes to a level below that which such Holder or Holder’s holding company could have achieved but for such Change in Law (taking into consideration Holder’s policies and the policies of such Holder’s holding company with respect to capital adequacy and liquidity), then from time to time Issuer will pay to such Holder such additional amount or amounts as will compensate such Holder or Holder’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Holder setting forth the amount or amounts necessary (including the calculation thereof) to compensate such Holder or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Issuer and shall be conclusive absent manifest error. Issuer shall pay such Holder the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of a Holder to demand compensation pursuant to this Section shall not constitute a waiver of such Holder’s right to demand such compensation; provided that Issuer shall not be required to compensate such Holder pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Holder notifies Issuer of the Change in Law giving rise to such increased costs or reductions and of such Holder’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

All of the obligations of Issuer under this Section 8.7 shall survive termination of this Agreement and repayment of all other Obligations hereunder.

Section 8.8. Break-Funding. In the event of (a) the payment or prepayment of any principal of a Note other than on the last day of an Interest Calculation Date (including as a result of an Event of Default), (b) the conversion of any Note other than on the Interest Calculation Date, (c) the failure to borrow, convert, continue or prepay any Note (or any portion thereof) on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Note, then, in any such event, Issuer shall compensate each Holder for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of a Holder setting forth any amount or amounts that such Holder is entitled to receive pursuant to this Section shall be delivered to Issuer and shall be conclusive absent manifest error. Issuer shall pay such Holder the amount shown as due on any such certificate upon demand. All of Issuer’s obligations under this Section 8.8 shall survive termination of this Agreement or repayment of all other Obligations hereunder.

SECTION 9. AFFIRMATIVE COVENANTS.

The Issuer covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Laws.

(a) The Issuer shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its property (other than Anti-Corruption Laws, the Anti-Money Laundering Laws and Sanctions, which shall be governed by Section 9.1(b) below) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Issuer shall comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Issuer shall maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by it and its managers, directors, officers, employees and agents, except to the extent that the Issuer is covered by Affiliates’ policies and procedures.

(c) The Issuer shall institute, maintain and comply with appropriate internal procedures and controls to ensure that any financial institution with which the Issuer conducts business or enters into any transaction, or through which the Issuer transmits any funds, does not have correspondent banking relationships with any “Foreign Shell Bank” within the meaning of the PATRIOT Act.

(d) The Issuer shall comply with all provisions of its Organization Documents.

Section 9.2. [Reserved]

Section 9.3. Most Favored Nation. Except with respect to provisions related to interest rates, fees, costs and expenses, if the terms provided by or on behalf of the Issuer in favor of any lender or secured party under the HoldCo Loan after the Amendment Effective Date (such terms, the “Relevant Terms”) are in any way more favorable than the terms in favor of the Holders and the other Secured Parties under the Financing Documents, then within twenty (20) days after such Relevant Terms become effective, the parties hereto shall enter into an amendment to this Agreement to incorporate the Relevant Terms.

Section 9.4. Payment of Taxes and Claims. The Issuer shall pay and discharge as the same shall become due and payable, all liabilities and obligations, as and when due and payable, including Contractual Obligations, and liabilities, including (a) national, local and other Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained by the Issuer; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except, in each case, to the extent that the failure to pay or discharge would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence. The Issuer shall do or cause to be done all things necessary to at all times preserve, renew and keep in full force and effect its legal existence under the laws of Peru, and the rights, licenses, permits, franchises and governmental authorizations material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, other than those where, in its reasonable business judgment, the lapse, expiration, abandonment or termination would not materially interfere with its business; except that, so long as no Default exists or would result therefrom, the Issuer may merge with Auna Salud; provided that, Auna Salud shall be the continuing or surviving Person.

Section 9.6. Books and Records. The Issuer (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, in each case in accordance with IFRS and (ii) permit and authorize any representatives designated by the Purchasers (including employees of any the Purchasers or any consultants, accountants and lawyers), upon reasonable prior notice, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants, and to request statements and/or balances directly from the banks where the Issuer has a depositary and/or securities account. The Issuer acknowledges that the Purchasers, after exercising their rights of inspection, may prepare certain reports pertaining to the Issuer’s assets for internal use by the Purchasers; provided that (i) the Purchasers shall use reasonable efforts to coordinate and otherwise conduct the foregoing visits and inspections under this Section 9.6 in order to reduce the resulting burden on the Issuer, (ii) unless an Event of Default shall have occurred and be continuing, the foregoing shall be limited to one visit and inspection for all Purchasers per calendar year and shall be at the cost and expense of the Purchasers, and (iii) the Issuer will not be required to disclose information to the Purchasers that is prohibited by applicable Law, is subject to attorney-client or similar privilege or constitutes attorney work product or would violate any bona fide obligation of confidentiality to a third party binding upon the Issuer.

Section 9.7. Collateral Guarantees. On the Issue Date, the Issuer shall deliver to the Purchasers:

(a) an executed version of each of (i) the Peruvian Trust Agreement and a copy of its registration in the share ledger book of the Issuer and the applicable share certificates and (ii) the Peruvian Pledge Agreement and a copy of its registration in the share ledger book of Auna and the applicable share certificates; and

(b) a certificate stating that neither the establishment of the Liens created by the Peruvian Trust Agreement and the Peruvian Pledge Agreement, nor the exercise of the rights and remedies contemplated by the Peruvian Trust Agreement and the Peruvian Pledge Agreement, contravenes any provision of law or any order, writ, injunction or decree of any Governmental Authority or any Contractual Obligation of the Issuer.

Section 9.8. Priority of Obligations. The Issuer shall take all action which may be or become necessary or appropriate to ensure that the payment obligations of the Issuer under the Financing Documents to which it is a party will continue to constitute its direct and unconditional obligations ranking at least pari passu in right of payment with all other senior unsecured Indebtedness of the Issuer or Auna Salud.

Section 9.9. Further Assurances. The Issuer, at its own cost, shall execute any additional agreements, documents and instruments, and take such further actions as it deems necessary or desirable in good faith (a) to assure that the Collateral Requirement is satisfied with respect to all of the Collateral and (b) to carry out the provisions and purposes of the Financing Documents.

Section 9.10. Use of Proceeds. The proceeds of the Notes will be used only to (a) finance in part the OCA Acquisition (through and in accordance with the making of the Auna Salud Equity Contribution and the Auna Mexico Equity Contribution) and (b) pay certain fees, costs and expenses associated with the transactions contemplated hereby. No part of the proceeds of the Notes will be used, whether directly or indirectly, by the Issuer for any purpose that entails a violation of any of the Margin Regulations and the Issuer will not directly or indirectly use the proceeds of the Notes or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person (i) to fund or facilitate any activities of or business with a Sanctioned Person or in a Sanctioned Country, or (ii) in any other manner, in each case as would result in a violation of, or constitute sanctionable conduct under Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions, or anti-boycott applicable Laws by the Purchasers or any other Person (including any Person participating in the Transactions or any other transactions contemplated hereby or in any other Financing Documents).

Section 9.11. [Reserved].

Section 9.12. Preservation of Rights under Collateral Agreements. The Issuer shall take such actions as may be necessary or, to the extent requested by the Peruvian Collateral Agent, advisable in order to preserve the rights of the Secured Parties under the Peruvian Trust Agreement and the Peruvian Pledge Agreement. Without limiting the generality of the foregoing, each Sponsor and the Issuer shall execute, or shall cause the execution of, any documents, filing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Peruvian Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Financing Documents and in order to grant, preserve, protect and perfect the security interest in favor of the Peruvian Collateral Agent created by the Peruvian Trust Agreement, the Peruvian Pledge Agreement or such other Liens that may replace the Liens created by each of the Peruvian Trust Agreement and the Peruvian Pledge Agreement in accordance with its terms, in form and substance satisfactory to the Peruvian Collateral Agent. Such Liens will be created under the Peruvian Trust Agreement and the Peruvian Pledge Agreement in form and substance reasonably satisfactory to the Peruvian Collateral Agent, and the Issuer shall deliver, or cause to be delivered, to the Peruvian Collateral Agent all such instruments and documents (including legal opinions and lien searches) as the Peruvian Collateral Agent shall reasonably request to evidence compliance with this Section 9.12.

Section 9.13. Transfer of Auna Shares to Trustee.

(a) Within thirty (30) days of the Issue Date, each Sponsor and the Issuer shall have, or shall have caused, all of the Equity Interests of Auna owned by the Sponsors, representing 82.06% of the aggregate Equity Interests of Auna, to be transferred in dominio fiduciario to the Peruvian Collateral Agent as trustee pursuant to the Peruvian Trust Agreement and such transfer shall, subject to the Peruvian Trust Agreement, be effective to create in favor of the Peruvian Collateral Agent for the ratable benefit of the Holders, a legal, valid and enforceable fully enforceable perfected first priority Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens (other than Permitted Liens), enforceable against the parties thereunder.

(b) Upon the creation of a perfected first priority Lien over all of each Sponsor’s Equity Interest in Auna representing 82.06% of the aggregate Equity Interests of Auna pursuant to Section 9.13(a) and as directed by the Intercreditor Agent pursuant to the terms of the Intercreditor Agreement, the Lien on the Collateral created pursuant to the Peruvian Pledge Agreement shall be released and all obligations thereunder (other than those expressly stated to survive such termination) shall terminate. At the request and sole expense of the Issuer following any terminations described in this Section 9.13(b), the Peruvian Collateral Agent shall execute and deliver to the Issuer such documents as the Issuer shall reasonably request to evidence such termination.

Section 9.14. Timely Consummation and Payment of Purchase Price. Within three (3) Business Days of the occurrence of the Issue Date:

(a) the Issuer shall have provided evidence satisfactory to the Holders that (i) the OCA Acquisition was consummated in accordance with the Acquisition Documents on the Issue Date and (ii) an amount equal to the purchase price of the OCA Acquisition was duly transferred to and paid to the Sellers in accordance with the Acquisition Documents; and

(b) the Issuer shall have provided evidence satisfactory to the Holders that (i) 100% of the Net Cash Proceeds of the Notes have been applied by the Issuer to fund the Auna Salud Equity Contribution, (ii) 100% of the proceeds of the Auna Salud Equity Contribution have been applied by Auna Salud to fund the Auna Mexico Equity Contribution and (iii) 100% of the proceeds of the Auna Mexico Equity Contribution have been applied by Auna Mexico to fund the purchase price for the OCA Acquisition.

SECTION 10. NEGATIVE COVENANTS.

The Issuer covenants that so long as any of the Notes are outstanding:

Section 10.1. Transactions with Affiliates. The Issuer shall not enter into any transaction of any kind with any Affiliate of the Issuer whether or not in the ordinary course of business, other than:

(a) on fair and reasonable terms consistent with those (i) obtainable in a comparable arms’ length transaction with a Person other than an Affiliate or (ii) required under a transfer pricing study conducted by the Issuer or its Affiliates and applicable to such transaction;

(b) reasonable and customary indemnities provided to, and reasonable and customary fees and reimbursements paid to, members of the board of directors of any Restricted Entity;

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable indemnification and severance arrangements;

(d) the making of Investments permitted under Section 10.6 pursuant to the Auna Salud Equity Contribution;

(e) the purchase and sale of its equity participation in Auna Salud; and

(f) as permitted under the Financing Documents.

it being understood that the foregoing shall not prohibit the Auna Salud Merger.

Section 10.2. Fundamental Changes of Issuer; Merger. The Issuer shall not (i) engage in any business or activity other than (A) holding the Equity Interests in Auna Salud, (B) cash or (C) accepting capital contributions or distributions or payments and activities incidental to any of the foregoing or (ii) merge, dissolve, liquidate, consolidate with or into another Person, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired to or in favor of any Person), other than the Permitted Reorganization, including, the Auna Salud Merger.

Section 10.3. Change in Nature of Business. The Issuer shall not engage in any material line of business substantially different from, the ownership of Capital Stock in Auna Salud, and activities, assets and liabilities reasonably related thereto, and liabilities incurred under the Financing Documents and the HoldCo Loan Documents; it being understood that the foregoing shall not prohibit the Auna Salud Merger.

Section 10.4. Anti-Corruption Laws; Sanctions.

(a) The Issuer shall not use, nor permit its directors, managers, officers or employees to use, the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any

Anti-Corruption Laws by the Issuer or its Affiliates, (ii) for the funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions. The Issuer shall not permit any Sanctioned Person or Sanctioned Country to have any direct or indirect interest in or connection to any funds repaid or remitted by the Issuer in connection with this Agreement that would result in a violation of, or a restriction on the use of such funds under, Sanctions.

(b) The Issuer shall not conduct business or enter into any transaction with, or transmits any funds through, any “Foreign Shell Bank” within the meaning of the PATRIOT Act.

(c) The Issuer shall not, directly or indirectly, fund all or part of any repayment or prepayment of the Notes or discharge any obligations due or owing to any Purchaser under any Financing Document with proceeds derived from or otherwise directly or indirectly sourced (i) from any Sanctioned Person, (ii) from any activity prohibited under Sanctions, or (iii) otherwise in violation of Sanctions.

(d) The Issuer shall not (i) use the proceeds of the Notes or (ii) lend, contribute or otherwise make available proceeds of the Notes to its Affiliates, any director, officer, employee or agent of the Issuer or its Affiliates, joint venture partner or other Person or (iii) repay the Notes with proceeds obtained in any manner that would result in a violation of any Anti-Money Laundering Laws by any Person, including any Person participating in the offering of the Notes, whether as underwriter, advisor, investor or otherwise.

Section 10.5. Liens. The Issuer shall not create, incur, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens.

Section 10.6. Investments. The Issuer shall not make any Investments unless expressly permitted, or purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except (a) the Collateral or (b) in connection with the HoldCo Loan Documents, the Financing Documents or the OCA Acquisition (including the Auna Salud Equity Contribution); provided that, with respect to any Investment made pursuant to clause (b) of this Section 10.6 in connection with the Auna Salud Equity Contribution, 100% of the Net Cash Proceeds thereof are applied by Auna Salud to fund the Auna Mexico Equity Contribution and the proceeds thereof are applied by Auna Mexico toward the purchase price for the OCA Acquisition in accordance with the terms of the Acquisition Documents.

Section 10.7. Indebtedness. The Issuer shall not create, incur, assume or suffer to exist any Indebtedness, other than:

(a) the Obligations under the Financing Documents and the HoldCo Loan Documents; and

(b) the obligations and expenses constituting Indebtedness related to the payment of taxes and administrative fees in the normal course of business.

Section 10.8. Dispositions. The Issuer shall not sell, transfer, lease or otherwise Dispose of (a) any Collateral other than as permitted under the Financing Documents; or (b) any other asset, except with respect to clause (b): (i) the creation of a Lien (but not the sale or other Disposition of the property subject to such Lien) permitted by Section 10.1(e); (ii) to the extent constituting a Disposition of assets, provided that, the Net Cash Proceeds are applied in accordance with Section 8.1(e); and to the extent constituting Dispositions, Investments permitted pursuant to Section 10.6.

Section 10.9. Accounting Changes; Limitation on Changes in Fiscal Year. The Issuer shall not:

(a) make any change in accounting treatment and reporting practices or tax reporting treatment except as (i) required or permitted by IFRS, consistently applied, or applicable Law and (ii) agreed to by its independent public accountants (who shall be of recognized international standing); and

(b) change its current fiscal year end to end on a day other than on December 31.

Section 10.10. Restricted Payments. The Issuer shall not declare or make, directly or indirectly, any Restricted Payments; provided that, the foregoing shall not prohibit the Auna Salud Equity Contribution.

Section 10.11. Limitation on Prepayments; Amendments of Certain Documents. The Issuer shall not:

(a) enter into or consent to any modification, supplement or waiver to any provision of its Organization Documents, except (x) with the prior consent of the Required Holders or (y) to the extent necessary and solely for the purposes of facilitating the Auna Salud Merger; provided that, in the case of clause (y), to the extent that such amendments, waivers and other modifications adversely affect the interests of the Holders in any material respect, the Issuer shall not enter into such amendments, waivers and other modifications without the consent of each Holder affected thereby; and

(b) amend, modify or otherwise change the Restricted Payments provisions under Section 10.10 of this Agreement in any way that would materially adversely affect the rights and/or remedies of the Holders under the Financing Documents.

Section 10.12. Formation of Subsidiaries. The Issuer shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 10.13. Restricted Transaction. The Issuer shall not enter into, or agree to enter into, any Restricted Transaction except as otherwise permitted under the Financing Documents.

Section 10.14. Burdensome Agreements. The Issuer shall not enter into any Contractual Obligation (other than (i) this Agreement or any other Financing Document and (ii) the HoldCo Loan and any other HoldCo Loan Document) that limits the ability of the Issuer to create, incur, assume or suffer to exist Liens on its property.

Section 10.15. Compliance with Margin Regulations. The Issuer shall not use any part of the proceeds of the Notes, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of the Margin Regulations).

Section 10.16. No Directed Selling Efforts. None of the Issuer, any of the Sponsors nor any of their Affiliates or any other person acting on its or their behalf will engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

Section 10.17. No Resales. For so long as any of the Notes constitute “restricted securities” under Rule 144 under the Securities Act, the Issuer will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes that have been acquired by any of them, except for Notes purchased by the Issuer or any of its affiliates and resold in a transaction in reliance upon applicable exemptions from registration under the Securities Act.

Section 10.18. Luxembourg Share Pledge. The Issuer shall not permit, and shall cause Auna Lux and its Subsidiaries not to permit, the Equity Interests of Auna Lux owned by the Sponsors that are pledged pursuant to the Luxembourg Pledge Agreement to represent (i) less than 82.05% of the aggregate issued and outstanding class B shares of Auna Lux or (ii) (x) prior to any IPO, less than 82.05% of the aggregate issued and outstanding Voting Stock of Auna Lux and (y) upon and after any IPO, less than 76.08% of the voting rights in Auna Lux.

SECTION 11. AFFIRMATIVE COVENANTS OF THE SPONSORS.

(a) So long as any of the Notes are outstanding, each Sponsor agrees to cause Auna Lux and its Subsidiaries to comply, as applicable, with each of the affirmative covenants set forth in (x) Annex II hereto and (y) Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09, 6.13(l), 6.14 and 6.17 of the New Term Loan Agreement.

(b) In respect of the covenants set forth in Sections 1.01 and 1.03 of Annex II hereto, each Sponsor shall comply with such affirmative covenants to the extent applicable.

(c) In respect of the affirmative covenants set forth in Section 6.01, 6.02 and 6.03 of the New Term Loan Agreement, each Sponsor agrees to cause Auna Lux and its Subsidiaries to deliver the financial statements, notices and other information required to be delivered under such Sections to the Purchasers as if the Purchasers were entitled to receive such financial statements, notices and other information under the New Term Loan Agreement as a lender thereunder.

(d) Each Sponsor shall (i) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, as applicable; (ii) take all reasonable action to maintain all material rights, assets, authorizations, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(e) Each Sponsor shall comply with all requirements of (i) all applicable Anti-Money Laundering Laws, Sanctions Laws and Anti-Corruption Laws, (ii) all tax Laws, unless (x) any such failure to comply with such tax Laws relates to any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained or (y) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect and (iii) all other applicable Laws (including, without limitation, Environmental Laws, social security laws and labor laws) except in the case of such other applicable Laws identified in subclause (iii) hereof where the failure by such Sponsor to comply could not reasonably be expected to have a Material Adverse Effect.

(f) Promptly following any request therefor, each Sponsor shall provide information and documentation reasonably requested by any Holder for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable Anti- Money Laundering Laws..

SECTION 12. NEGATIVE COVENANTS OF THE SPONSORS.

(a) So long as any of the Notes are outstanding, each Sponsor agrees (x) to cause Auna Lux and its Subsidiaries to comply with each of the negative covenants set forth in Article VII of the New Term Loan Agreement and (y) to cause each of the Loan Parties and their Restricted Subsidiaries not to (A) incur or otherwise become an obligor with respect to any Indebtedness owing to any Unrestricted Subsidiary, (B) Guarantee any Indebtedness of any Unrestricted Subsidiary, (C) make any loan or advance to, or any other Investment in, any Unrestricted Subsidiary, (D) merge with or into any Unrestricted Subsidiary, (E) Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Unrestricted Subsidiary or (F) Dispose of any of its property or assets to any Unrestricted Subsidiary. Solely for purposes of clause (y) of the immediately preceding sentence, each capitalized term used in such clause (y) has the meaning ascribed to such term in the New Term Loan Agreement.

(b) Each Sponsor shall not, and shall cause the Issuer not to, directly or indirectly, fund all or part of any repayment or prepayment of the Notes or discharge any obligations due or owing to any Purchaser under any Financing Document with proceeds derived from or otherwise directly or indirectly sourced (i) from any Sanctioned Person, (ii) from any activity prohibited under Sanctions, or (iii) otherwise in violation of Sanctions.

SECTION 13. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Issuer defaults in the payment of any principal, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Issuer fails to pay when and as required to be paid herein, any amount of accrued and unpaid interest, fees, expenses, other amounts or other Obligations under this Agreement or any other Financing Document, whether at the due date thereof or a date fixed for prepayment thereof or otherwise and such failure to pay continues unremedied for more than three (3) days after any such amount becomes due and payable; or

(c) an Event of Default (as such term, or any similar term or analogous concept, is defined in the relevant Existing Senior Debt Documents and the HoldCo Loan Documents) has occurred and is continuing under such Existing Senior Debt Document or such HoldCo Loan Document, as applicable; or

(d) any representation or warranty made or deemed made by the Issuer or any Sponsor herein or in connection with this Agreement or any Financing Documents or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be furnished pursuant to or in connection with this Agreement or any Financing Documents or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect (or, if qualified as to materiality, incorrect) when made or deemed made; or

(e) (i) the Issuer fails to perform or observe any term, covenant, condition or agreement contained in any of Section 7, Section 9.3, Section 9.5, Section 9.7, Section 9.8, Section 9.9, Section 9.10, Section 9.12, Section 9.13, or Section 10 or (ii) the Sponsors fail to perform or observe any term, covenant or agreement contained in (A) Section 12, (B) any of Section 1.01, Section 1.02, Section 1.03, Section 1.05(a), Section 1.09, Section 1.11, Section 1.13, Section 1.14, Section 1.16, Section 1.17 and Section 1.24 of Annex I, (C) Annex II or (D) Section 12.1, Section 12.2, Section 12.5, Section 12.7, Section 12.11, Section 12.13 and Section 12.14 of the Peruvian Trust Agreement; or

(f) (i) the Issuer or any Sponsor fails to perform or observe any other covenant, condition or agreement (not specified in subsection (a), (b) or (e) above) contained in any Financing Document to which it is a party on its part to be performed or observed and such failure has not been cured within 20 days after the earlier of (A) any Responsible Officer of the Issuer or such Sponsor, as the case may be, obtaining knowledge thereof and (B) notice to the Issuer or such Sponsor from any Holder; or

(g) any of the Restricted Entities (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, in respect of any Indebtedness or Guarantee (other than Indebtedness under the Financing Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (x) in the case of any Person other than the Issuer, $10,000,000 and (y) in the case of the Issuer, $500,000, or (B) fails to observe or perform, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(h) to the extent permitted by applicable Law, any of the Restricted Entities, Sponsors or any other Person providing Collateral institutes or consents to the institution of any Insolvency Event, proceeding, concurso mercantil or quiebra under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 days; or any Insolvency Event under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 days, or an order for relief is entered in any such proceeding; or

(i) to the extent permitted by applicable Law, any of the Restricted Entities, Sponsors or Person providing Collateral becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(j) any provision of any Financing Document for any reason shall cease to be valid, binding and enforceable in accordance with its terms (or the Issuer, Auna Lux or any other party (other than a Purchaser or Collateral Agent) to such Financing Documents shall challenge in writing the validity or enforceability of any Financing Documents); or

(k) the Collateral Agreements shall for any reason fail to create a valid and perfected first priority Lien in the Collateral, except as expressly permitted by the terms hereof or thereof, or the Collateral Agreements shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof, or the Collateral Agents otherwise ceases for any reason to have a first priority perfected Lien in the Collateral (subject to no other Lien (other than Permitted Liens)), except, in each case, as expressly permitted by the terms of the Financing Documents or any failure resulting from any act, or failure to take any action within its control, by the Collateral Agents or, in each case, any of its agents; or

(l) there is entered against any of the Restricted Entities (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(m) any Governmental Authority shall take any action to condemn, seize, nationalize, forfeit or appropriate any substantial portion of the property of any of the Restricted Entities (either with or without payment of compensation), or any of the Restricted Entities shall be prevented from exercising normal control over all or a substantial part of its property (and the same shall continue for 60 or more days); or

(n) any Governmental Authority shall issue any order, decree or resolution that limits, restricts, or prohibits the consummation of any of the Transactions; or

(o) any Governmental Authority shall, by moratorium laws or otherwise, cancel, suspend or defer the obligation of the Issuer to pay any principal, interest or any amount payable by any of them hereunder or under any other Financing Document when the same become due and payable hereunder or under any other Financing Document, and such cancellation, suspension or deferral shall continue for ten (10) or more consecutive days; or

(p) there shall be the imposition of any exchange controls, currency convertibility controls or currency transferability controls by any competent Governmental Authority, or any other action of a Governmental Authority, in each case that adversely affects the ability of the Issuer to comply with its obligations hereunder or under any other Financing Document.

SECTION 14. REMEDIES ON DEFAULT, ETC.

Section 14.1. Acceleration. If any Event of Default occurs and is continuing (other than an event described in Section 13(c), Section 13(h) and Section 13(i)), the Required Holders may take any and all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest in respect of all the Notes and all Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer and (ii) instruct the applicable Agents to enforce all or any part of the Collateral in accordance with the terms hereof, the Intercreditor Agreement and the Collateral Agreements, and apply the proceeds thereof towards amounts accrued or outstanding under the Financing Documents; provided that, in case of any event described in Section 13(c), Section 13(h) and Section 13(i), the principal of the Notes then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer. Upon the occurrence and the continuance of an Event of Default, the rate of interest applicable to the Notes and other Obligations as set forth in this Agreement shall be increased, and the Required Holders may exercise any rights and remedies provided under the Financing Documents (including the enforcement of any and all Liens in favor of the Collateral Agents pursuant to the Financing Documents) or at law or equity; provided further, that, notwithstanding anything herein in contrary, this shall not (x) prevent the commencement of an Insolvency Event, proceeding, procedimiento concursal, concurso mercantil or quiebra under Debtor Relief Laws to commence with respect to the Issuer, whether voluntary or involuntary, (y) be construed to mean that the purpose of any such provision is to prevent or create obstacles to prevent, directly or indirectly, that an Insolvency Event, proceedings, concurso mercantil or quiebra be commenced under any Debtor Relief Laws with respect to the Issuer, Auna Lux or any of its Subsidiaries, (z) prohibit the Issuer, Auna Lux or any of its Subsidiaries from negotiating or entering into a restructuring agreement under any Debtor Relief Laws or (zz) impose any restrictions, prohibitions or unfavorable effects (efectos desfavorables) upon the Issuer, Auna Lux or any of its Subsidiaries for the negotiation or execution of a restructuring agreement under any Debtor Relief Law.

Section 14.2. Application of Proceeds. After the exercise of remedies provided for in Section 14.1 (or after the Notes have automatically become immediately due and payable pursuant to Section 14.1), any amounts received on account of the Obligations shall, except to the extent such amounts are to be applied in accordance with Section 4.1 of the Intercreditor Agreement in which case the Collateral Agents shall be directed by the Intercreditor Agent to transfer such amounts to the Intercreditor Agent for application by the Intercreditor Agent in accordance with the order of priority set forth in Section 4.1 of the Intercreditor Agreement, be applied in the following order (and the Intercreditor Agent (as directed by the Required Holders) shall direct any Collateral Agent in receipt of such proceeds to apply such proceeds in the following order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Section 18) payable to the Agents in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Holders (including fees, charges and disbursements of counsel to the respective Holders amounts payable under Section 18), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes and other Obligations, ratably among the Holders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Notes and unpaid obligations under any Financing Document (to the extent not covered under clauses First through Third above), ratably among the Holders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Issuer or as otherwise required by Law.

Section 14.3. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 14.1, each Holder may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

SECTION 15. TAX INDEMNIFICATION.

(a) Any and all payments by or on account of any amounts to be paid by the Issuer under the Financing Documents or the Notes shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a withholding agent (which in any event would be not the Calculation Agent), then the Issuer or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such deduction or withholding is made on account of a Tax that is an Indemnified Tax, then the sum payable by the Issuer shall be assumed by the Issuer or be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 15(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Holder timely reimburse it for the payment of, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by the Issuer to a Governmental Authority pursuant to this Section 15, the Issuer shall deliver to the Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Holder.

(d) The Issuer shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from any payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Calculation Agent) or by the Calculation Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(e) The Issuer shall indemnify the Holder within ten (10) days after demand thereof for any Taxes attributable to such Issuer’s failure to comply with the provisions of relating to the maintenance of a register pursuant to Section 16.1.

(f) If a Holder is entitled to an exemption from or reduction of withholding Tax with respect to payments made by or on account of any amounts to be paid by the Issuer under the Financing Documents or the Notes, it shall deliver to the Issuer and the Calculation Agent, at the time or times reasonably requested by the Issuer or the Calculation Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Calculation Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, a Holder, if reasonably requested by the Issuer or the Calculation Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Issuer or the Calculation Agent as will enable the Issuer or the Calculation Agent to determine whether or not such Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in such Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 15 (including by the payment of additional amounts pursuant to this Section 15(g)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of an indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g), the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) The indemnification that the Issuer should pay to the Holder as stipulated in this Section 15 shall not apply to the extent that the payment of the Taxes is (i) compensated for by an increased payment under Section 15(a) or (ii) in respect of an amount of any Luxembourg registration duties (droits d’ enregistrement) in Luxembourg when such registration duties relate to a voluntary registration which is not required to maintain, preserve, establish, enforce or otherwise assert the rights of the parties under the Financing Documents.

(i) The parties agree that the Notes will be treated as indebtedness that is subject to Section 1.1275-4 of the United States Treasury Regulations for U.S. federal income tax purposes and all Notes shall include a legend as required under Section 1.1275-3 of the United States Treasury Regulations. Upon request, the Issuer will promptly make available to any Holder information regarding the issue price, amount of original issue discount, issue date, and yield to maturity, comparable yield and projected payment schedule of the Notes.

(j) The obligations of each party under this Section 15 shall survive the resignation or replacement of the Calculation Agent or any assignment by or replacement of an Issuer, the payment, termination or transfer of any obligation under the Financing Documents, and the provisions of this Section 15 shall also apply to successive transferees of the Notes.

SECTION 16. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 16.1. Registration of Notes. The Issuer shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any Holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and Holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement or any other Financing Document. Prior to due presentment for registration of transfer, absent manifest error, the Person in whose name any Note shall be registered shall be conclusively deemed and treated as the owner and Holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary. The register shall be available for inspection by the Issuer and any Holder, at any reasonable time and from time to time upon reasonable prior notice.

Section 16.2. Transfer and Exchange of Notes.

(a) Upon surrender of any Note to the Issuer at the address and to the attention of the designated officer (all as specified in Section 21(a)(v)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may refuse to register any such transfer of Notes that is not in compliance with Section 16.2(b).

(b) Any Holder may at any time transfer to one or more Persons all or a portion of its Notes in a minimum aggregate amount of not less than $5,000,000; provided that, any such assignment shall be communicated to the Issuer in accordance with Section 16.2(a) and subject to the following conditions:

(i) Notes shall not be transferred in denominations of less than $1.00, provided that, if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1.00;

(ii) The prior written consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such transfer or (y) such transfer is to an Eligible Transferee; provided that, the Issuer shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to such Holder within five (5) Business Days after having received notice thereof;

(iii) Notes shall not be transferred to (i) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), (ii) any Person that such Holder does not reasonably believe is a Qualified Person or (iii) a Disqualified Entity unless an Event of Default has occurred and is continuing at the time of such transfer (other than any Disqualified Entity under prong (i) of the definition thereof). Any transferee, on its own behalf and on behalf of each account for which it is purchasing the Notes, will be required to deliver transfer documentation that is satisfactory to the Issuer, make the representations and agreements set forth in Section 6.2 and Annex IV hereof, and agree in writing to adhere to the restrictions on transfer of Notes set forth in this Section 16.2(b); and

(iv) Notes must be transferred to a Qualified Institutional Buyer in compliance with Rule 144A under the Securities Act or pursuant to offers and sales that occur outside the United States in compliance with Regulation S under the Securities Act and in each case, in accordance with any applicable securities laws of the United States and any state or other jurisdiction of the United States.

Section 16.3. Replacement of Notes. Upon receipt by the Issuer at the address and to the attention of the designated officer (all as specified in Section 21(a)(v)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that, if the Holder of such Note is, or is a nominee for, an original Purchaser or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 17. PAYMENTS ON NOTES.

Section 17.1. Place of Payment. Subject to Section 17.2, payments of principal, Make-Whole Premium, if any, and interest becoming due and payable on the Notes shall be made in Lima, Peru at the principal office of Enfoca Sociedad Administradora de Fondos de Inversión S.A. in such jurisdiction. The Issuer may at any time, by notice to each Holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Issuer in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 17.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the Holder of any Note, and notwithstanding anything contained in Section 17.1 or in such Note to the contrary, the Issuer will pay all sums becoming due on such Note for principal, Make-Whole Premium, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer pursuant to Section 17.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Section 16.2. The Issuer will afford the benefits of this Section 17.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 17.2.

SECTION 18. EXPENSES, ETC.

Section 18.1. Transaction Expenses. The Issuer shall pay (i) all reasonable and documented, out-of-pocket expenses incurred by the Purchasers and the Agents, including the reasonable fees, charges and disbursements of one counsel for the Purchasers and the Collateral Agents in each relevant jurisdiction, in connection with the Notes, including, without limitation, the preparation and administration of the Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented, out-of-pocket expenses incurred by the Purchasers, including the fees, charges and disbursements of one counsel for the Purchasers in each relevant jurisdiction, in connection with the enforcement, collection or protection of its rights in connection with the Financing Documents, and the defense and enforcement of the security interests created by the Collateral Agreements, collection of the Secured Obligations (as defined in the Collateral Agreements), and defense, enforcement and collection of the Collateral, including its rights under this Section 18, or in connection with the Notes issued pursuant to this Agreement, including all reasonable and documented, out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

Section 18.2. Indemnification. The Issuer shall indemnify the Purchasers and the Agents (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (which shall be limited to one counsel per jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Issuer or any Related Party of the Issuer arising out of, in connection with, or as a result of (i) the preparation, negotiation, execution, delivery or administration of this Agreement, any other Financing Documents or any agreement or instrument contemplated hereby or thereby (which, in each case, shall not include any hedging activity by such Indemnitee related to the Transactions or any other transaction entered into by such Indemnitee), the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement, any other Financing Documents or any agreement or instrument contemplated hereby or thereby, (ii) the Notes or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any Related Party of the Issuer, and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a final and non-appealable judgement by a court of competent jurisdiction. For the avoidance of doubt, this Section 18.2 shall survive the termination, resignation or removal of the Indemnitees, as the case may be, and it does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 18.3. Damage Waiver. To the fullest extent permitted by applicable Law, the Issuer shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Notes or the use of the proceeds thereof; provided that, nothing in this Section 18.3 shall relieve the Issuer of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in Section 18.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby, except to the extent such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

Section 18.4. Payments. All amounts due under this Section 18 shall be payable promptly and in any event not later than five (5) Business Days after demand therefor.

Section 18.5. Survival. The obligations of the Issuer under this Section 18 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any other Financing Document or the Notes, and the termination of this Agreement.

SECTION 19. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other Holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Issuer pursuant to this Agreement shall be deemed representations and warranties of the Issuer under this Agreement. Subject to the preceding sentence, this Agreement, any other Financing Document and the Notes embody the entire agreement and understanding between each Purchaser and the Issuer and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 20. AMENDMENT AND WAIVER.

Section 20.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Issuer and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6, 16.2, 20, 22, 26.6, 26.7 or 26.8, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b) no amendment or waiver may, without the written consent of each Purchaser and the Holder of each Note at the time outstanding, (i) subject to Section 14 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Premium or (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any amendment or waiver, (iii) amend any of Section 8 (except as set forth in Section 20.1(c) below), 13(a), 13(b), 14, 15, 20, 23, or 26.8; and

(c) Section 8.6 may be amended or waived to permit offers to purchase made by the Issuer or an Affiliate pro rata to the Holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Issuer and the Super-Majority Holders.

Notwithstanding the foregoing, any term hereof or of the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), by the Required Holders if such term is specifically designated in this Agreement as requiring approval by the Required Holders.

Section 20.2. Solicitation of Holders of Notes.

(a) Solicitation. The Issuer will provide each Holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any other Financing Document or of the Notes. The Issuer will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 20 to each Holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes.

(b) Payment. The Issuer will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder of a Note as consideration for or as an inducement to the entering into by such Holder of any waiver or amendment of any of the terms and provisions hereof or of any other Financing Document or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder of a Note even if such Holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 20 by a Holder of a Note that has transferred or has agreed to transfer its Note to (i) the Issuer, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Issuer and/or any of its Affiliates (either pursuant to a waiver under Section 20.1(c) or subsequent to Section 8.7 having been amended pursuant to Section 20.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such Holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.

Section 20.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 20 applies equally to all Holders of Notes and is binding upon them and upon each future Holder of any Note and upon the Issuer without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer and any Holder of a Note and no delay in exercising any rights hereunder or under any other Financing Document or any Note shall operate as a waiver of any rights of any Holder of such Note.

Section 20.4. Notes Held by Issuer, Etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any other Financing Document or the Notes, or have directed the taking of any action provided herein or in any other Financing Document or the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Issuer or any of its Affiliates shall be deemed not to be outstanding.

SECTION 21. NOTICES; ENGLISH LANGUAGE.

(a) Except to the extent otherwise provided in Section 7.2, all notices and communications provided for hereunder shall be in writing and sent (x) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid) or (y) by an internationally recognized commercial delivery service (charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Issuer, Calculation Agent and Luxembourg Collateral Agent in writing,

(ii) if to the Calculation Agent, to the Calculation Agent at TMF Group New York, LLC, 48 Wall Street, 27th Floor, New York, NY 10005, to the attention of David Johnson and Janice Nelson or at such other address as the Calculation Agent shall have specified to the Holder of each Note, the Luxembourg Collateral Agent and the Issuer in writing,

(iii) if to the Luxembourg Collateral Agent, to the Luxembourg Collateral Agent at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, to the attention of the Capital Markets Services team, or at such other address as the Luxembourg Collateral Agent shall have specified to the Holder of each Note, the Calculation Agent and the Issuer in writing,

(iv) if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Issuer, the Calculation Agent and the Luxembourg Collateral Agent in writing, or

(v) if to the Issuer, to the Issuer at Av. Jorge Basarde No. 310, Piso 7, San Isidro, Lima, Peru, to the attention of Edgardo Cavalié or at such other address as the Issuer shall have specified to the Holder of each Note in writing, the Calculation Agent and the Luxembourg Collateral Agent.

Notices under this Section 21 will be deemed given only when actually received.

(b) Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

(c) This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable Law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in Peru or any other jurisdiction in respect hereof or thereof.

SECTION 22. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Issuer agrees and stipulates that, to the extent permitted by applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 22 shall not prohibit the Issuer or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 23. CONFIDENTIAL INFORMATION.

Each Purchaser agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, insurers, reinsurers, brokerage companies and brokers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as provided herein and the disclosing person shall be responsible for any breaches of this provision by the receiving Person), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority) having or asserting jurisdiction over such Purchaser (in which case the disclosing party agrees to inform Issuer promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Issuer promptly of such disclosure to the extent permitted by law and except in connection with any request as part of a regulatory examination), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement (including, for the avoidance of doubt, providing the list of Disqualified Entities to such prospective assignees) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Issuer and its obligations, (g) with the consent of Issuer, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to such Purchaser on a non-confidential basis from a source other than Issuer or (i) to the extent authorized under the law of Peru, to (x) any Governmental Authority or other Person to which banking secrecy may not be opposed pursuant to any applicable law, regulation, case law, court order or rules of any relevant stock exchange and (y) any Relevant Person only if the Purchaser deems such disclosure to be necessary or desirable for (A) the carrying out of its duties, obligations, commitments and banking activities and/or (B) purposes of its internal cross-selling, assets & liabilities and risk management policy. For the purposes of this Section “Information” means all information received from Issuer relating to Issuer, Auna Lux or the Target or their respective business hereunder or pursuant hereto, other than any such information that is available to a Purchaser on a non-confidential basis prior to disclosure by Issuer and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 24. DATA PROTECTION

In compliance with the provisions of the GDPR and the Spanish Organic Law on the Protection of Personal Data and the guarantee of digital rights, Banco Santander, S.A. and Deva Capital Investment Company, S.L.U. (hereinafter, the “Santander Group Holders”) hereby inform the Issuer, each Sponsor and their respective Subsidiaries that, obliges itself to inform the data subjects that their personal data included in this Agreement will be processed by the Santander Group Holders for the purpose of managing the contractual relationship, and of maintaining any relationship with the legal person, party to this agreement and to which the data subject represents. This processing is necessary and based on the Santander Group Holders’ legitimate interest and on compliance with legal obligations. Such personal data will not be disclosed to third parties unless there is a legal obligation to do so and will be kept for as long as the contractual relationship remains in effect and thereafter until any liabilities arising therefrom have expired. The data subjects may contact the Data Protection Officer of Banco Santander, S.A. at privacidad@gruposantander.es and of Deva Capital Investment Company, S.L.U. at compliance@devacapital.com, and exercise their rights of access, rectification, erasure, blocking, data portability and restriction of processing (or any other recognized by law) by email to scib.privacy@gruposantander.com and compliance@devacapital.com. The data subjects may also submit any claims or requests relating to the protection of personal data to the Spanish Data Protection Agency at www.aepd.es.

The Issuer and each Sponsor hereby acknowledges, and when required by applicable data protection regulation expressly consents, the disclosure of its personal data to other Santander Group companies, along with any relevant transactions-related information, that allows such companies to comply with (i) the Santander Group’s Financial Crime Compliance internal policies, (ii) its legal obligations relating to the anti-money laundering and counter terrorism financing regulations and (iii) its regulatory reporting to the supervisory authorities.

SECTION 25. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Issuer, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 25), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Issuer of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 25), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original Holder of the Notes under this Agreement.

SECTION 26. MISCELLANEOUS.

Section 26.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent Holder of a Note) whether so expressed or not, except that the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each Holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 26.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with IFRS. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with IFRS, and (ii) all financial statements shall be prepared in accordance with IFRS. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Issuer to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 26.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 26.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 16, (b) subject to Section 26.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to any Restricted Entities incorporated or established in Luxembourg and unless the contrary intention appears, a reference to: (a) winding-up, administration, reorganisation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary and judicial liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur or similar officer; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) creditors process means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire); (e) a person being unable to pay its debts as they fall due includes that person being in a state of cessation de paiements; (f) constitutional documents or by-laws includes its up-to-date (restated) articles of incorporation (statuts coordonnés) or limited partnership agreement, as applicable; (g) “corporate reconstruction” includes in relation to any company, (i) any demerger (scission) implemented in accordance with Articles 1030-1 et seq. of the Luxembourg law on commercial companies dated 10 August 1915, as amended from time to time and (ii) any transfer of assets (transfert d’actifs), transfer of branch of activity (transfert de branche d’activités) and transfer of professional assets (transfert du patrimoine professionnel) implemented in accordance with Articles 1040-1 et seq. of the Luxembourg law on commercial companies dated 10 August 1915, as amended from time to time; (h) “merger” (fusion) includes any merger implemented in accordance with Articles 1020-1 et seq. of the Luxembourg law on commercial companies dated 10 August 1915, as amended from time to time; and (i) “gross negligence” means “faute lourde”; and “willful misconduct” means “dol”; a “director” and “manager” includes a reference to a “gérant” and “administrateur.”

Reference herein to a Cayman Islands exempted limited partnership taking any action, holding or dealing with any property or having or exercising any power shall be to such exempted limited partnership acting through its general partner or its ultimate general partner (where applicable).

Section 26.5. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4, this Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof, which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Financing Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 26.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 26.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Issuer and each Sponsor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable Law, the Issuer and each Sponsor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Issuer and each Sponsor agrees, to the fullest extent permitted by applicable Law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 26.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Issuer and each Sponsor consents to process being served by or on behalf of any Holder of Notes in any suit, action or proceeding of the nature referred to in Section 26.7(a) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 21, to the Process Agent, as its agent for the purpose of accepting service of any process in the United States. The Issuer and each Sponsor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service. If the Process Agent shall cease to serve as agent for the Issuer and/or each Sponsor to receive service of process hereunder, the Issuer and/or each Sponsor, as applicable, shall promptly appoint a successor agent reasonably satisfactory to the Required Holders.

(d) Nothing in this Section 26.7 shall affect the right of any Holder of a Note to serve process in any manner permitted by law or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The Issuer and each Sponsor hereby irrevocably appoints the Process Agent to receive for it, and on its behalf, service of process in the United States.

(f) Nothing herein shall in any way be deemed to limit the ability of any agent or any holder of Notes to serve any such writs, process or summonses in any other manner permitted by applicable Law or to obtain jurisdiction over the Issuer and each Sponsor in such other jurisdictions, and in such manner, as may be permitted by applicable Law.

(g) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 26.8. Obligation to Make Payment in Dollars. Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any Holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Issuer, shall constitute a discharge of the obligation of the Issuer under this Agreement or the Notes only to the extent of the amount of Dollars which such Holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such Holder, the Issuer agrees to the fullest extent permitted by law, to indemnify and save harmless such Holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

Section 26.9. Collateral Release. Upon the payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued), subject to the terms of this Agreement and the Intercreditor Agreement, the Holders shall direct the Intercreditor Agent pursuant to the terms hereof to release the Lien on the Collateral in accordance with the terms of the Peruvian Trust Agreement, the Peruvian Pledge Agreement, the Onshore Collateral Agency Agreement and/or the Luxembourg Pledge Agreement, as applicable, and the other Financing Documents and all obligations thereunder (other than those expressly stated to survive such termination) of the Issuer and terminate the applicable Collateral Agent. At the request and sole expense of the Issuer following any terminations described in this Section 26.9, the Holders shall direct the Intercreditor Agent to direct the applicable Collateral Agent to execute and deliver to the Issuer such documents as the Issuer shall reasonably request to evidence such termination, including terminating the Peruvian Trust Agreement, the Peruvian Pledge Agreement, the Onshore Collateral Agency Agreement and/or the Luxembourg Pledge Agreement. The Collateral Agents’ Lien on the applicable Collateral shall be released in accordance with their terms upon any other disposition permitted under the Financing Documents.

Section 26.10. Collateral Agents. The parties hereto hereby acknowledge and agree that (a) the Luxembourg Collateral Agent will be appointed pursuant to the terms of this Agreement, the Intercreditor Agreement and the Collateral Agreements or replaced in accordance with the terms set forth in Sections 3.1 and 3.5 of the Intercreditor Agreement and will have the rights and obligations set forth herein and therein, and (b) the Peruvian Collateral Agent will be appointed pursuant to the terms of this Agreement, the Intercreditor Agreement, the Onshore Collateral Agency Agreement and the Collateral Agreements or replaced in accordance with the terms set form in Section 2 of the Onshore Collateral Agency Agreement and will have the rights and obligations set forth herein and therein.

Section 26.11. Agents and Appointment. Each of the Holders hereby irrevocably appoints (i) TMF Group New York LLC to act as the Calculation Agent hereunder, and the TMF Luxembourg S.A. to act as Luxembourg Collateral Agent hereunder and pursuant to the Intercreditor Agreement and the applicable Collateral Agreements to which it is a party (noting that, for the avoidance of any doubt, this Agreement shall prevail in the case of any conflicts between such Collateral Agreement and this Agreement, and the Intercreditor Agreement shall prevail in case of any conflicts between such Collateral Agreement or this Agreement and the Intercreditor Agreement), (ii) La Fiduciaria S.A. to act as the Peruvian Collateral Agent pursuant to the Onshore Collateral Agency Agreement and the applicable Collateral Agreements, and (iii) TMF Group New York, LLC to act as the Intercreditor Agent hereunder and under the Financing Documents to which it is a party, and authorizes and directs TMF Group New York LLC, acting solely in its capacity as Intercreditor Agent (i) to enter into and execute the Onshore Collateral Agency Agreement on behalf of the Holders, and (ii) to appoint and direct the Peruvian Collateral Agent pursuant to the direction of the Required Holders as set forth in the terms of this Agreement, the Intercreditor Agreement, the other Financing Documents and the Onshore Collateral Agency Agreement (which terms are know and agreed by each of the Holders). Moreover, each Holder authorizes each Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are incidental thereto. The provisions of this Section are solely for the benefit of the Agents and the Holders, and neither the Issuer nor any other Restricted Entity shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary duty or other implied (or express) obligations. For the avoidance of any doubt, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents to which each Agent is a party with respect to such respective capacities, and its duties hereunder and thereunder shall be administrative in nature. No Agent shall be liable for any action taken or not taken by it in its respective capacities (i) with the consent or at the request of the Required Holders (or such other number or percentage of the Holders as shall be necessary, or as any Agent, as the case may be, shall believe shall be necessary, under the circumstances as provided in Section 20) as directed by the Intercreditor Agent (as directed by the Holders and the HoldCo Lender, as the case may be) pursuant to the terms of the Intercreditor Agreement, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Issuer agrees to pay to each of the Agents such fees and expenses (including counsels’ fees and expenses) of each Agent as may be separately agreed in writing and pursuant to the terms of Section 18.2.

Section 26.12. No Immunity. To the extent that the Issuer may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Financing Document or to which the Issuer is a party, to claim for itself or its properties, assets or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Financing Document to which the Issuer is a party, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Issuer hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

SECTION 27. DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the voting stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Acquisition Documents” means, collectively, the Share Purchase Agreement and all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith on or prior to the Issue Date, in each case as amended, supplemented or otherwise modified from time to time.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Issuer.

“Agents” means the Calculation Agent, the Collateral Agents, the Intercreditor Agent and any collateral agent or similar term under the Collateral Agreements, and each of its successors.

“Agreement” means this Note Purchase Agreement, including all annexes and schedules attached to this Agreement.

“Amendment Effective Date” means the “Amendment and Restatement Effective Date” as defined that certain Amendment No. 4 to Note Purchase Agreement, dated as of [ ], 2024, among the Issuer, the Sponsors and the Holders party thereto.

“Amendment No. 4 Signing Date” means the “Amendment No. 4 Signing Date” as defined that certain Amendment No. 4 to Note Purchase Agreement, dated as of [ ], 2024, among the Issuer, the Sponsors and the Holders party thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Restricted Entity from time to time concerning or relating to bribery or corruption, including, without limitation, Articles 397°, 397° -A, and 398°, of Section IV of Chapter II of Title XVIII of the Peruvian Código Penal, Peruvian Legislative Decree No. 635; Law No. 30424 (as amended by Legislative Decree No. 1352 and Law No. 30835) and Supreme Decree N° 002-2019-JUS, Legislative Decree No. 1385 (Decreto Legislativo mediante los cuales se incorporan al Código Penal los artículos 241-A y 241-B que sanciona los actos de corrupción entre privados), Peruvian Law No. 30737, Peruvian Supreme Decree No. 096-2018-EF, and the Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means all laws of any jurisdiction applicable to any Restricted Entity from time to time concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, Peruvian Legislative Decree No. 1106, Peruvian Law No. 27693, Peruvian Law No. 29038, Peruvian Supreme Decree No. 020-2017-JUS, Peruvian Law Decree No. 25475, Peruvian Criminal Code (Código Penal), the Peruvian regulations issued by the Peruvian Superintendency of Banks, Insurance and Private Pension Fund Administrators (Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones) regarding or relating to terrorism financing or money laundering, and the Bribery Act 2010 and the rules and regulations thereunder.

“Approved Fund” means any Person (other than a natural person), which is not a Disqualified Entity, that is engaged in making, purchasing, holding or investing in debt securities and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Auna” means Auna S.A.A., an openly held corporation (sociedad anónima abierta) incorporated and existing under the laws of Peru. Unless context otherwise requires, all references to “Auna” shall mean Auna Lux after the consummation of the Permitted Reorganization.

“Auna Indenture” means the indenture, dated as of December 18, 2023, entered into among Auna Lux, as issuer, the guarantors listed therein and Citibank, N.A., as trustee, paying agent, registrar and transfer agent (as the same may be amended or supplemented from time to time).

“Auna Lux” means Auna S.A., a société anonyme (public limited liability company) incorporated and existing under the laws of the Grand Duchy of Luxembourg with registered office at 46A, Avenue J.F. Kennedy, L—1855 Luxembourg, registered with the RCS under number B 267590.

“Auna Lux Sucursal” means Auna S.A., Sucursal del Peru, the Peruvian sucursal of Auna Lux, incorporated and existing under the laws of Peru.

“Auna Mexico” means Grupo Salud Auna México, S.A. de C.V., an openly held corporation (sociedad anónima de capital variable) incorporated and existing under the laws of Mexico.

“Auna Mexico Equity Contribution” means the equity contribution to be made by Auna Salud to Auna Mexico in an aggregate principal amount of not less than $342,000,000 for the purpose of financing, in part, the OCA Acquisition.

“Auna S.A.A. Merger” means the merger between Auna and Auna Lux, pursuant to which Auna Lux will absorb Auna as described in Schedule 9.2.

“Auna Salud” means Auna Salud S.A.C., a closely held corporation (sociedad anónima cerrada) incorporated and existing under the laws of Peru.

“Auna Salud Equity Contribution” means the equity contributions to be made by the Issuer to Auna Salud in an aggregate principal amount of not less than $342,000,000 for the purpose of financing the Auna Mexico Equity Contribution and thereby the OCA Acquisition.

“Auna Salud Merger” means the merger between Auna Salud and the Issuer, pursuant to which the Issuer shall merge into Auna Salud and Auna Salud shall accede to and assume all Obligations of the Issuer under this Agreement and any other Financing Documents.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.5(d).

“Base Rate” means, for any day, a fluctuating rate or interest per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Rate or Term SOFR shall be effective from and including the effective date of such change in the Federal Funds Rate, the Prime Rate or Term SOFR, respectively.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.5(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Required Holders, in consultation with the Issuer, for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Required Holders and the Issuer giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated business loans and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Required Holders, in consultation with Issuer, and the Issuer giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated business loans at such time.

“Benchmark Replacement Date” means a date and time determined by the Issuer and the Required Holders, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or noncompliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that, such non-representativeness, noncompliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 1.5(a) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 1.5.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent expressly required by 31 C.F.R. § 1010.230 (“Beneficial Ownership Regulation”).

“Beneficial Ownership Regulation” is defined in the definition of “Beneficial Ownership Certification”.

“BTB Loan” means that certain credit agreement, entered into between Auna Mexico, as borrower, Auna as guarantor thereunder, and certain other guarantors and certain lenders from time to time party thereto, dated as of September 30, 2022, pursuant to which the lenders thereunder agree to make loans to Auna Mexico to finance part of the OCA Acquisition, as the same may be amended, amended and restated, supplemented or otherwise from time to time.

“Business Day” means any day other than any day that is a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of any of New York, United States of America, Lima, Peru, Madrid, Spain and Luxembourg.

“Calculation Agent” is defined in Section 1.4.

“Capital Lease Obligations” of any Person, means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however denominated) of such Person’s capital stock whether now outstanding or issued after the date of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III or CRD IV and the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of (i) Auna Lux and its Subsidiaries taken as a whole or (ii) the Issuer, in each case of the foregoing clauses (i) and (ii), to any Person (including any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act or any successor provisions to other of the foregoing)) other than to one or more Permitted Holders; or

(b) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Auna Lux; or

(c) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), directly or indirectly, of any Equity Interest in the Issuer; or

(d) the Issuer enters into any management, partnership, profit sharing, joint-venture or royalty agreement or other similar arrangement whereby the Issuer’s business or operations are managed by, or a significant part of its net income or profits shared with, any Person other than Permitted Holders.

Notwithstanding the foregoing, for the avoidance of doubt, the transfer and/or contribution of Equity Interests of Auna and/or the Issuer pursuant to the Peruvian Trust Agreement shall not be a Change of Control hereunder.

“Change of Control Offer” is defined in Section 8.1(i).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the property of any Person from time to time subject to the Peruvian Trust Agreement, the Peruvian Pledge Agreement and the Luxembourg Pledge Agreement as security, inter alia, for the Obligations.

“Collateral Agents” means, collectively the Peruvian Collateral Agent and the Luxembourg Collateral Agent.

“Collateral Agreements” means the Peruvian Trust Agreement, the Peruvian Pledge Agreement and the Luxembourg Pledge Agreement, and each document delivered and executed in connection with any of the foregoing, in each case, and any amendment, modifications or supplements thereto.

“Collateral Requirement” means, at any time with respect to any Collateral, subject to the Intercreditor Agreement, that all steps required under applicable Law or reasonably requested by the Required Holders to ensure that the Liens under the Collateral and the Collateral Agreements, as the case may be, creates a valid and perfected first priority Lien (subject only to Permitted Liens) on such Collateral in favor of the Secured Parties, as applicable, shall have been taken.

“Colombian OpCo Loan” means that certain Credit Agreement, entered into between Auna Colombia S.A.S. as a borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, lead arranger and bookrunner, dated as of April 20, 2022.

“Colombian OpCo Loan Amendment” means the amendment to the Colombian OpCo Loan, dated on or about the Signing Date, entered into between Auna Colombia S.A.S. as a borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, lead arranger and bookrunner.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Issuer and the Required Holders decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Required Holders in a manner substantially consistent with market practice (or, if the Issuer and the Required Holders decide that adoption of any portion of such market practice is not administratively feasible or if the Issuer and the Required Holders determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Issuer and the Required Holders decide is reasonably necessary in connection with the administration of this Agreement).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Calculation Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for Dollar-denominated syndicated business loans; provided that, if the Calculation Agent decides that any such convention is not administratively feasible for the Calculation Agent, then the Issuer and the Required Holders may establish another convention.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, Luxembourg Bankruptcy laws and the Peruvian Bankruptcy Law (Ley General del Sistema Concursal), Peruvian Law No. 27809, as amended from time to time, and all other liquidation, conservatorship, bankruptcy, concurso mercantil, quiebra, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Peru, the United States, Luxembourg or other applicable jurisdictions from time to time in effect.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to the Notes, plus 3.5% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) (including any sale and leaseback transaction) of any property (excluding Capital Stock) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Entity” means the Persons identified as “Disqualified Entities” on that certain Schedule 16.2 hereto.

“Dollars” or “$” means lawful currency of the United States of America.

“Eligible Transferee” means (a) any Purchaser, (b) an Affiliate of any Purchaser, (c) an Approved Fund and/or (d) any other financial institution or fund which is regularly and primarily engaged in or established for the purpose of making, purchasing, holding or investing in debt securities (excluding any fund which is a “distressed debt”, “restructuring”, “work out” or similar fund engaged in or established for the purpose of making, purchasing, holding or otherwise investing in distressed commercial loans, bonds and other similar extensions of credit) that satisfies the representations and warranties set forth in or incorporated by reference into Section 6.2.

“Environmental and Social Claim” means any claim, proceeding or investigation by any Governmental Authority in respect of an Environmental Law or a Social Law or an environmental and social agreement between the Issuer and any Governmental Authority.

“Environmental Law” means any law, rule or regulation (including international treaty obligations) concerning environmental matters and natural resource management applicable in respect of the Issuer or any country in which the Issuer carries out business activities.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Escrow Account” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Agent” means Acquiom Agency Services LLC as Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement dated on or prior to the Issue Date between Acquiom Agency Services LLC, as Escrow Agent, the Holders and the Issuer.

“Escrow Date” means the date on which the Purchasers deposit the proceeds of the Notes into the Escrow Account pursuant to the terms of the Escrow Agreement.

“Event of Default” is defined in Section 13.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or, having its principal office or, in the case of any Holder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 15(f), and (c) any withholding Taxes imposed under FATCA.

“Existing Senior Debt Documents” means (i) the New Term Loan Agreement and (ii) the New Notes Documents, in each case of clauses (i) and (ii), including any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Financing Documents” means, collectively, this Agreement, the Notes, the Collateral Agreements, the Intercreditor Agreement, the Escrow Agreement, the Onshore Collateral Agency Agreement and each document delivered and executed in connection with any of the foregoing, in each case, including any and all fee letters and any amendments, modifications or supplements thereto.

“Floor” means an amount equal to 1.975%.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Grupo Enfoca” means Enfoca Sociedad Administradora de Fondos de Inversión S.A. and/or the group of entities affiliated with Enfoca Sociedad Administradora de Fondos de Inversión S.A.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness or obligation (to the extent that it is under an obligation to reimburse the issuer of such letter of credit thereunder), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), provided that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“HoldCo Closing Date” has the meaning assigned to the term “Closing Date” in the HoldCo Loan.

“HoldCo Commitments” has the meaning assigned to the term “Commitments” in the HoldCo Loan.

“HoldCo Lenders” has the meaning assigned to the term “Lenders” in the HoldCo Loan.

“HoldCo Loan” means that certain credit agreement, entered into between the Issuer as borrower and certain lenders from time to time party thereto, dated as of September 30, 2022, pursuant to which the lenders thereunder agree to make loans to the Issuer to finance part of the OCA Acquisition, as the same may be amended, amended and restated, supplemented or otherwise from time to time.

“HoldCo Loan Documents” has the meaning assigned to the term “Loan Documents” in the HoldCo Loan.

“HoldCo Obligations” has the meaning assigned to the term “Obligations” in the HoldCo Loan.

“HoldCo Total Accrued Loan Amount” has the meaning assigned to the term “Total Accrued Loan Amount” in the HoldCo Loan.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Issuer pursuant to Section 16.1 and their respective successors and assignees, provided that, if such Person is a nominee, then for the purposes of Sections 7, 14, 20.2 and 23 and any related definitions in this Section 27, “Holder” shall mean the beneficial owner of such Note whose name and address appears in such register; provided further that, that no Person that is a Disqualified Entity shall be a Holder.

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 18.2.

“Initial Notes” has the meaning specified in Section 1.1. Unless the context otherwise requires, all references to the “Initial Notes” shall include the Initial Notes and Notes issued in replacement or exchange thereof.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up or (iii) the occurrence of any event of the type set forth in Section 13(h) (with references therein to the “Issuer” being deemed replaced by references to such Person).

“Intercreditor Agreement” means that certain intercreditor and collateral agency agreement, dated on or prior to the Issue Date, among the Issuer, the Intercreditor Agent, the Luxembourg Collateral Agent, the TMF Group New York, LLC, as Credit Agreement Representative, and the Holders.

“Intercreditor Agent” means TMF Group New York, LLC.

“Interest Payment Date” means the last day of each Interest Period and the Maturity Date.

“Interest Period” means, initially, the period commencing on and including the Issue Date and ending on the numerically corresponding day in the calendar month that is six months thereafter and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the calendar month that is six months thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate” is defined in Section 1.2(a).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any Holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IPO” means the initial public offering of the securities of Auna Lux, the Issuer or any of their respective Subsidiaries pursuant to an effective registration statement filed pursuant to the Securities Act or under Rule 144A of the Security Act or other similar transaction in which securities of Auna Lux, the Issuer or any of their respective Subsidiaries are offered for sale to the general public.

“Issue Date” means the date of issuance of the Initial Notes upon the satisfaction (or waiver) of the conditions precedent set forth in Section 4.

“Issuer” is defined in the first paragraph of this Agreement.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, fideicomiso, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), and in case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Collateral Agent” means TMF Luxembourg S.A. any Collateral Agent successor appointed pursuant to the Luxembourg Pledge Agreements.

“Luxembourg Pledge Agreement” means the Luxembourg pledge agreement, dated on or prior to the Issue Date, by and among, inter alias, the Sponsors as shareholders of Auna Lux, Auna Lux and the Luxembourg Collateral Agent, to secure the Obligations, as such Luxembourg pledge agreement was amended and restated on or about March 4, 2024, and as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Make-Whole Premium” means, with respect to the Notes or any portion thereof on any date of prepayment pursuant to Section 8.1 or Section 8.2, an amount equal to the difference between (x) all interest that would have been payable by the Issuer if such Notes had been outstanding on the numerically corresponding day in the calendar month that is 18 months after the Issue Date and (y) all payments of interest on such Notes or portion thereof prior to such relevant prepayment.

“Mandatory Prepayment Event” means any of the events described in Section 8.1.

“Margin Regulations” means Regulation U or X, as applicable.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties, prospects or financial condition of the Issuer, or Auna Lux and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Issuer or Auna Lux and its Subsidiaries to perform its obligations under any Financing Document to which it is a party; (c) a material adverse effect upon the Collateral, or Collateral Agent’s Liens on the Collateral; or (d) a material adverse effect on the rights of or benefits available to the Holders under this Agreement or any other Financing Document.

“Maturity Date” means the date falling thirty six (36) months after the Issue Date; provided, however, that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Mexican Pesos” or “MXP” means the lawful currency of Mexico.

“Mexico” means the United Mexican States.

“MXP Equivalent” means, with respect to any monetary amount in a currency other than Mexican Pesos, at any time for the determination thereof, the amount of Mexican Pesos obtained by converting such foreign currency involved in such computation into Mexican Pesos at the spot rate for the purchase of Mexican Pesos with the applicable foreign currency as quoted by Bloomberg, which shall be equal to the Bloomberg quoted rate, at approximately 11:00 a.m. on the date of such determination.

“Net Cash Proceeds” means an amount equal to (i) cash payments actually received, minus (ii) the sum of (A) any Taxes payable as a result of any gain recognized directly as a result of the event leading to the cash payment and (B) any direct out-of-pocket reasonable and documented selling costs, fees and expenses incurred as a result of the event leading to the cash payment.

“New Notes Documents” means the Auna Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement), as may be amended or supplemented from time to time.

“New Term Loan Agreement” means that certain credit agreement, dated as of November 10, 2023, by and among, inter alios, Auna Lux and Auna Mexico as borrowers, certain guarantors and lenders from time to time party thereto and Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria, as administrative agent, as amended, amended and restated, supplemented or otherwise modified prior to the Amendment No. 4 Signing Date, and giving effect to any amendment, supplement, waiver or other modification of any term thereof on or after the Amendment No. 4 Signing Date solely to the extent that such amendment, supplement, waiver or other modification of such term is either (x) more favorable to the lenders thereunder or (y) consented to in writing by the Required Holders.

“Notes” is defined in Section 1. Unless the context otherwise requires, all references to the “Notes” shall include the Initial Notes and any PIK Notes.

“Obligations” means all debts, liabilities, obligations, covenants, indemnifications, and duties of, the Issuer arising under any Financing Documents or otherwise with respect to the Notes, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Issuer of any proceeding under any Debtor Relief Laws naming the Issuer as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, commissions, charges, expenses, fees, indemnities and other amounts payable by the Issuer under any Financing Document and (b) the obligation of the Issuer to reimburse any amount in respect of any of the foregoing that any Purchaser in its sole discretion may elect to pay or advance on behalf of the Issuer.

“OCA Acquisition” means Auna Mexico’s direct or indirect acquisition of 100% of the issued and outstanding Equity Interests in the Target Entities from the Sellers.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Onshore Collateral Agency Agreement” means the Onshore Collateral Agency Agreement, dated on or prior to the Issue Date, among, the Issuer, La Fiduciaria S.A., as Onshore Collateral Agent and the Intercreditor Agent.

“Organization Documents” means, (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation, registration or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation, registration or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Documents, or transferred an interest in any Note or Financing Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Permitted Holders” means (i) Enfoca Investments Ltd., Enfoca Asset Management Ltd., Enfoca Sociedad Administradora de Fondos de Inversión S.A., Enfoca Discovery 2, L.P., Enfoca Descubridor 1, Enfoca Descubridor 2 and any of their Affiliates and funds managed or advised by, directly or indirectly, any such entities or their Affiliates (including, without limitation, and for the avoidance of doubt, any entity that is, directly or indirectly through one or more intermediaries, controlled by Mr. Jesus Zamora or by Grupo Enfoca) or (ii) a Person in which the foregoing Persons hold more than 50% of the Voting Stock.

“Permitted Liens” means (a) Liens imposed by Law for Taxes that are not yet due or payable that, in the case of Liens on the Collateral, are junior to the Liens granted to Collateral Agents pursuant to the Financing Documents and are contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with IFRS have been taken, (b) Liens granted to Collateral Agents or any Holder pursuant to the Financing Documents and (c) Liens securing the HoldCo Loan.

“Permitted Reorganization” means the transactions specified in Schedule 9.2.

“Person” means any natural person, corporation, limited liability company, trust, fideicomiso, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peru” means the Republic of Peru.

“Peruvian Collateral Agent” means La Fiduciaria S.A. incorporated, existing and authorized under the laws of Peru who will act as trustee under the Peruvian Trust Agreement, the Onshore Collateral Agency Agreement and includes any Collateral Agent successor appointed pursuant to the Onshore Collateral Agency Agreement.

“Peruvian Pledge Agreement” means the Peruvian pledge agreement, dated on or prior to the Issue Date, by and among, inter alias, the Sponsors as shareholders of Auna, Auna and the Collateral Agent, to secure the Obligations.

“Peruvian Trust Agreement” means the Peruvian trust agreement (contrato de fideicomiso de garantía sobre acciones), dated on or prior to the Issue Date, by and among, inter alias, the Sponsors as shareholders of the Issuer, Auna, Auna Salud and La Fiduciaria S.A., as the Peruvian Trustee to secure the Obligations.

“PIK Notes” is defined in Section 1.2(b).

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Issuer or any ERISA Affiliate or with respect to which the Issuer or any ERISA Affiliate may have any liability.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Calculation Agent and the Required Holders) or any similar release by the Federal Reserve Board (as determined by the Calculation Agent, the Issuer and the Required Holders). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Process Agent” means Cogency Global Inc.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Issuer and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 16.2), provided, however, that any Purchaser of a Note that ceases to be the registered Holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 16.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Person” means a Person that is (i) not formed for the purpose of acquiring securities (including notes) issued by the Issuer and (ii) either (a) a “qualified purchaser” within the meaning of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder or (b) not a “U.S. person” within the meaning of Regulation S under the Securities Act.

“Recipient” means any Holder, or any other recipient of any payment to be made by or on account of any obligation of the Issuer hereunder.

“Regulation S” means Regulation S under the Securities Act promulgated by the U.S. Securities and Exchange Commission.

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Related Fund” means, with respect to any Holder of any Note, any fund or entity that (i) invests in securities, and (ii) is advised or managed by such Holder, the same investment advisor as such Holder or by an Affiliate of such Holder or such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Persons” means any or all of the following as the case may be: (a) subsidiaries, branches, and representative offices of any Holder, other entity managed or Controlled by any Holder or whose accounts are consolidated with the Holder or its group, any funding vehicle established and managed (or the assets of which are serviced or managed) by a Holder or any third party, for the purpose of securitizing or otherwise funding loans; (b) any Governmental Authority; (c) rating agencies, auditors, brokers, insurance and reinsurance brokers, professional advisers (including legal advisers), insurers and reinsurers; (e) banks and financial institutions, special purpose securitization vehicles and their managements and all investors, agents, arrangers, dealers who are or might wish to be involved in securitization schemes, hedging agreements, participation or other risk transfer agreements; (f) any person to whom disclosure may be necessary in connection with any proceedings in connection with this Agreement; and/or (g) if an Event of Default has occurred and is continuing, to any Person.

“Relevant Terms” is defined in Section 9.3.

“Required Holders” means at any time on or after the Closing, the Holders and HoldCo Lenders (in each case, other than the Company or any of its Affiliates in such capacities) of at least 50% of the sum of (a) the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates) and (b) the HoldCo Total Accrued Loan Amount held by all HoldCo Lenders (exclusive of any loan then owned by the Issuer or any of its Affiliates under the HoldCo Loan).

“Responsible Officer” means, with respect to the Issuer, any Sponsor, Auna or any Subsidiary of Auna, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such entity, an individual with the necessary power and authority to execute and deliver the relevant certificate, a legal representative whose name appears in the Certificado de Existencia y Representación or equivalent thereof or any other officer or employee of such entity with a general power for acts of administration

(poder general para actos de administración) or equivalent thereof that are in full force and effect. Any document delivered hereunder that is signed by a Responsible Officer of the Issuer, any Sponsor, Auna or any Subsidiary of Auna shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Issuer, any Sponsor, Auna or any Subsidiary of Auna, as applicable.

“Restricted Entities” means, (a) the Issuer and (b) Auna Lux and its Subsidiaries.

“Restricted Payment” means with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof); provided, however, that dividends, distributions or payments to the Issuer shall not constitute Restricted Payments.

“Restricted Transaction” means, in respect of the Issuer, (i) any financing transaction (other than the Transactions) directly or indirectly secured by or referencing securities of the Issuer, (ii) any grant, occurrence or existence of any Lien or other encumbrance on securities of the Issuer or (iii) any sale, swap, hedge (including by means of a physically- or cash-settled derivative or otherwise) or other direct or indirect transfer of any securities of the Issuer or economic exposure thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of the Signing Date, without limitation, Cuba, Iran, North Korea, Syria, Russia and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited, including as a result of being (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) operating, located, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country, (d) a member of the government of a Sanctioned Country, (e) to the best knowledge and belief (having made due and careful enquiries) of any member of any Restricted Entity or the Sponsors, or (f) in a relationship of ownership or control with any Person or Persons described in the foregoing clauses (a) through (e).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the government of Mexico, or the government of Peru.

“Secured Parties” means, collectively, the Collateral Agent, the Holders, and each co-agent and sub-agent appointed by the applicable Collateral Agent pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Sellers” has the meaning assigned to the term Vendedores in the Share Purchase Agreement.

“Senior Notes” means the $300,000,000 senior notes due 2025 issued by Auna pursuant to the Senior Notes Indenture and any refinancing thereof.

“Senior Notes Documents” means the Senior Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement), as may be amended or supplemented from time to time.

“Senior Notes Indenture” means the indenture, dated as of November 20, 2020 between Auna, as issuer, the guarantors party thereto and Citibank, N.A., as trustee, paying agent, registrar and transfer agent, pursuant to which the Senior Notes were issued.

“Share Purchase Agreement” means the share purchase agreement, entered into between the Sellers and Auna Mexico, as purchaser, with the appearance of the Target Entities, dated February 21, 2022, pursuant to which Auna Mexico agreed to purchase, directly or indirectly, from the Sellers 100% of the Equity Interests in the Target Entities, as the same may be amended and supplemented from time to time.

“Signing Date” means September 30, 2022.

“Social Law” means any law, rule or regulation (including international treaty obligations) applicable in respect of any Restricted Entity or any country in which any Restricted Entity carries out business activities financed by any Restricted Entity concerning (i) labor, (ii) social security, (iii) the regulation of industrial relations (between government, employers and employees), (iv) the protection of occupational as well as public health and safety, (v) the regulation of public participation, (vi) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (vii) the protection and empowerment of indigenous peoples or ethnic groups, (viii) the protection, restoration and promotion of cultural heritage and (ix) all other laws, rules and regulations providing for the protection of employees and citizens.

“SOFR” mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsors” means, collectively, Enfoca Asset Management Ltd., Enfoca Sociedad Administradora de Fondos de Inversión S.A., Enfoca Discovery 2, L.P., Enfoca Descubridor 1, Enfoca Descubridor 2 and Luis Felipe Pinillos Casabonne.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Auna Lux.

“Substitute Purchaser” is defined in Section 25.

“Super-Majority Holders” means at any time on or after the Closing, the Holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates).

“Target” means, collectively, the Target Entities.

“Target Entities” means collectively, Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V., each an openly held corporation (sociedad anónima de capital variable) incorporated and existing under the laws of Mexico.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means for any calculation with respect to the Notes, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. The market data with respect to Term SOFR is the property of Chicago Mercantile Exchange Inc. or it’s licensors as applicable. All rights reserved, or otherwise licensed by Chicago Mercantile Exchange Inc.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Issuer and the Required Holders in their reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Calculation Agent as the forward-looking term rate based on SOFR.

“Transactions” means, collectively, (i) the execution, delivery and performance by the Issuer and other parties thereto, as applicable, of this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby (including the application of the proceeds of the Notes pursuant to this Agreement) and (ii) the consummation of the OCA Acquisition.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” of a Person means securities of all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the board of directors (or equivalent governing body), managers or trustees, as applicable, of such Person.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Issuer, whereupon this Agreement shall become a binding agreement between you and the Issuer.

Very truly yours,

HEREDIA INVESTMENTS S.A.C., as the Issuer

By
Name:
Title:

[Signature Page to Notes Purchase Agreement]

This Agreement is hereby accepted and agreed to, severally and not jointly, as of the date hereof for purposes of the applicable representations and warranties and covenants and not in guarantee.

ENFOCA ASSET MANAGEMENT LTD., as a Sponsor

By
Name:
Title: Director

ENFOCA SOCIEDAD ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., as a Sponsor

By
Name:
Title:

ENFOCA DISCOVERY 2, L.P., as a Sponsor

BY: ENFOCA DISCOVERY 2 GP, L.P., its general partner

BY: ENFOCA DISCOVERY 2 FUND MANAGEMENT LTD., its general partner

By
Name:
Title: Director

[Signature Page to Notes Purchase Agreement]

ENFOCA DESCUBRIDOR 1, as a Sponsor

By
Name:
Title:

ENFOCA DESCUBRIDOR 2, as a Sponsor

By
Name:
Title:

LUIS FELIPE PINILLOS CASABONNE, as a Sponsor

[Signature Page to Notes Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

TMF LUXEMBOURG S.A., as Luxembourg Collateral Agent

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[Signature Page to Notes Purchase Agreement]

TMF GROUP NEW YORK, LLC, as Calculation Agent

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[Signature Page to Notes Purchase Agreement]

GRAMERCY LATAM HEALTHCARE HOLDINGS LLC, as Holder

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BANCO BTG PACTUAL S.A. – CAYMAN BRANCH, as Holder

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GIC PRIVATE LIMITED, as Holder

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DEVA CAPITAL INVESTMENT COMPANY, S.L.U. , as Holder

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1000139094 ONTARIO LIMITED, as Holder

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[Signature Page to Note Purchase Agreement]

BANCO SANTANDER, S.A., as Holder

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FOCUSED INFRASTRUCTURE SPECIAL SITUATIONS S.A. R.L., as Holder

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[Signature Page to Note Purchase Agreement]

ANNEX I

REPRESENTATIONS AND WARRANTIES OF THE SPONSORS

Each Sponsor, severally and not jointly, makes the following representations and warranties to each Purchaser on the Issue Date:

1.01 Existence; Qualification and Power.

(a) Each Loan Party and each Sponsor (i) is organized, validly existing and, as applicable, in good standing (to the extent such or similar qualification exists in the future in its respective jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business as it is currently being conducted and (y) execute, deliver and perform its obligations under the Financing Documents to which it is a party and (iii) is duly qualified and is licensed and, as applicable, in good standing (to the extent such or similar qualification exists in the future in its respective jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(x) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of each Sponsor, after due and diligent investigation, each Target Entity (i) is organized and validly existing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business as it is currently being conducted and (y) execute, deliver and perform its obligations under the Acquisition Documents and the BTB Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(x) or (iii), to the extent that failure to do so could not reasonably be expected to have a Target Material Adverse Effect.

1.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party and each Sponsor, of each Financing Document and each Acquisition Document to which such Loan Party or such Sponsor is a party and the consummation of the Transactions by the Loan Parties and the Sponsors have been duly authorized by all necessary corporate or other organizational action, as well as by the Mexican Antitrust Commission (Comisión Federal de Competencia Económica), and do not and will not (a) contravene the terms of any Loan Party’s or any Sponsor’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; or (d) result in the imposition of any Lien (other than the Liens created pursuant to the Collateral Agreements).

1.03 Governmental Authorization; Other Consents. Except for the registration of the Peruvian Trust Agreement and the Peruvian Pledge Agreement before the public registry for purposes of enforceability against third parties, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Loan Parties or the Sponsors of this Agreement or any other Financing Document except with the Luxembourg Registration and Estates Department and Value Added Tax (Administration de l’ Enregistrement et des Domaines et de la Taxe Sur La Valeur Ajoutée) in case where (i) the Financing Documents are attached (annexé) to a public deed or any other document(s) that require(s) mandatory registration in Luxembourg or (ii) the Financing Documents are deposited with the minutes of a notary (deposé au rang des minutes d’un notaire). Luxembourg registration duties would also apply in case the Financing Documents are voluntarily submitted to registration.

1.04 Binding Effect. Each Financing Document and Acquisition Document to which a Loan Party or a Sponsor is a party, when delivered hereunder, will have been, duly executed and delivered by such Loan Party or such Sponsor. Each BTB Loan Document and Acquisition Document when so delivered will constitute, a legal, valid and binding obligation of Auna Mexico, enforceable against Auna Mexico in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and/or principles of good faith and fair dealing (whether enforcement is sought by proceedings in equity or at law) or (ii) applicable provisions establishing limitations with respect to exclusive jurisdiction of courts other than Mexican courts with respect to disputes involving Mexican persons.

1.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of Auna and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities of Auna and its Subsidiaries as of the date thereof, including liabilities for material Taxes and material commitments. The Unaudited Financial Statements (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the relevant entities as of the date thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities of the relevant entities as of the date thereof, including liabilities for material Taxes and material commitments.

(b) (i) The unaudited consolidated balance sheet of Auna Mexico and its Subsidiaries dated June 30, 2022, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the three-month period ended on that date and for the comparable period of the prior fiscal year of Auna Mexico (A) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present, in all material respects, the financial condition of Auna Mexico and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; (ii) the unaudited balance sheet of Auna dated June 30, 2022, and the related statements of income or operations, shareholders’ equity and cash flows for the three-month period ended on that date and for the comparable period of the prior fiscal year of Auna (A) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present, in all material respects, the financial condition of Auna as of the date thereof and their results of operations for the period covered thereby; and (iii) the unaudited balance sheet of each Guarantor dated June 30, 2022, and the related statements of income or operations and shareholders’ equity for the three-month period ended on that date and for the comparable period of the prior fiscal year of each Guarantor, except for the Peruvian and Colombian Guarantors for which for which such comparable period is not available, (A) were prepared in accordance with IFRS or Colombian GAAP in the case of the Colombian Guarantors consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the financial condition of each Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i), (ii) and (iii), to the absence of footnotes and to normal year-end audit adjustments.

(c) To the knowledge of the Sponsors, (i) the audited financial statements of the Target Entities as of the end of the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021 and the related consolidated statements of operations and shareholders’ equity and (ii) the unaudited balance sheet of the Target Entities dated June 30, 2022, and the related statements of income or operations and shareholders’ equity for the three-month period ended on that date and for the comparable period of the prior fiscal year of the Target Entities (A) were prepared in accordance with Mexican GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the financial condition of the Target Entities as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clause (ii), to the absence of footnotes and to normal year-end audit adjustments.

(d) Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect or a Target Material Adverse Effect, in each case before and immediately after giving effect to the consummation of the OCA Acquisition and the other transactions contemplated thereby.

(e) Except for Indebtedness incurred under the BTB Loan and the Material Indebtedness existing as of the date set forth on Schedule III.1.03 hereto, Auna Mexico does not have any Material Indebtedness outstanding as of the Issue Date.

(f) As of the Issue Date, none of the Loan Parties or any Subsidiary thereof has any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the foregoing financial statements (including the notes thereto).

(g) There is no Law, ruling or decree which may impose material adverse conditions on the Financing Documents or the Acquisition Documents, or the consummation of the Transactions in accordance with the terms of the Financing Documents and the Acquisition Documents, as the case may be.

1.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Sponsors after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Loan Parties or any of its Subsidiaries, or the Sponsors or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other BTB Loan Document, or any of the Transactions, or (b) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on the Loan Parties or any Subsidiary thereof, of the matters described on Schedule I.1.06.

1.07 No Default. No Loan Party or any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Signing Date, no Default has occurred and is continuing or would result from the consummation of the Transactions or trigger a mandatory prepayment under Section 2.03(b) of the BTB Loan.

1.08 Ownership of Property; Liens. Each Loan Party and its Subsidiaries has good and valid title in, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties and their respective Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01 of the New Term Loan Agreement.

1.09 Environmental Compliance. None of the Loan Parties, Target Entities or Subsidiaries nor any of their respective facilities or operations:

(a) are subject to, or the subject of, any proceedings regarding environmental matters or compliance with Environmental Laws or Permits that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(b) lack any of the Permits required to conduct their business and operations under Environmental Law and the Loan Parties, Target Entities and Subsidiaries are in compliance in all material respects with all obligations, terms and conditions set forth in said Permits;

(c) have treated, stored, disposed of, arranged for the disposal of, transported, handled or released any Hazardous Material into the soil, surface water or ground water in violation of any Environmental Law or in a manner so as to give rise to Environmental Liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(d) owe any duties, taxes or similar contributions (whether federal, state or municipal) relating to the use or supply of water or the discharge or treatment of waste waters. All water supplied to and used by the Loan Parties, Target Entities and Subsidiaries is supplied and used in material compliance with applicable Laws, including tax laws and Environmental Laws. All wastewater discharged by the Loan Parties, Target Entities and Subsidiaries is discharged in material compliance with applicable Laws, including tax laws and Environmental Laws; or

(e) are subject to any outstanding written order, consent, decree or settlement agreement with any Person relating to any Environmental Law, any claim giving rise to any Environmental Liability, or any activity relating to any Hazardous Materials that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

1.10 Insurance. The properties of the Loan Parties and their respective Subsidiaries (including real estate assets) are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates and the Loan Parties have provided true and complete copies of insurance policies of the Target Entities (in each case, as in effect as of the Closing Date) to the Purchasers.

1.11 Taxes.

(a) Each Loan Party and its Subsidiaries have duly filed all Tax returns and reports required by applicable Law to be filed, and have paid all Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income, profits and assets that are due and payable, except in each case (x) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS, as applicable in the relevant jurisdiction of such Loan Party or Subsidiary or (y) to the effect that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Loan Parties or any Subsidiary thereof that could, if made, have a Material Adverse Effect.

(b) There are no Tax actions, suits, proceedings, claims or disputes pending or ongoing, before any Governmental Authority, against the Loan Parties or any of their respective Subsidiaries and, to the knowledge of the Loan Parties and their respective Subsidiaries, there are no Tax actions, suits, proceedings, claims or disputes threatened against the Loan Parties and their respective Subsidiaries.

1.12 Subsidiaries; Equity Interests.

(a) As of the Issue Date, no Loan Party has any Subsidiaries (other than the Target and its respective Subsidiaries after giving effect to the Issue Date and the consummation of the Transactions) other than as set forth in Schedule I.1.12(a)). All of the outstanding Equity Interests in Auna Mexico have been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified in Schedule I.1.12(b) free and clear of all Liens, except for any Permitted Liens.

(b) There are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including, without limitation, pursuant to uncapitalized capital contributions), obligating the Loan Parties or any of their Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or any securities exchangeable for, or convertible into, capital stock or obligating the Loan Parties or any of their Subsidiaries to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

1.13 Margin Regulations; Investment Company Act.

(a) Auna Mexico is not engaged nor will Auna Mexico engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. None of the Loan Parties are subject to any regulation which limits its ability to Incur Indebtedness hereunder or satisfy its obligations under the BTB Loan Documents.

1.14 Disclosure. The Loan Parties have disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which they or any of their respective Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any of the Loan Parties or any of their Subsidiaries to the Purchasers in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Financing Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties and their Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

1.15 Compliance with Laws.

(a) Each Loan Party is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of each Sponsor, each Target Entity and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Target Material Adverse Effect.

1.16 Intellectual Property; Permits, Licenses, Etc.

(a) Each Loan Party owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other material intellectual property rights that are reasonably necessary for the operation of its respective businesses, without conflict with the rights of any other Person. To the knowledge of each Sponsor, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary thereof infringes upon any rights held by any other Person.

(b) Each Loan Party owns and possesses all rights, privileges, permits, licenses, franchises, approvals (including any regulatory approvals, permits, licenses or authorizations, whether issued by a Governmental Authority or otherwise) necessary or desirable to carry out the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and each such right, privilege, permit, license, franchise and approval remains in full force and effect.

(c) All corporate, governmental and regulatory approvals (including, but not limited to, antitrust and other regulatory approvals) necessary or desirable for the consummation of the OCA Acquisition in accordance with its terms have been obtained and are in full force and effect.

1.17 Legal Form.

(a) Each of the Financing Documents to which each Loan Party is a party is in proper legal form under the laws of the jurisdiction of relevant Loan Party for the enforcement thereof against such Loan Party under such law; provided that, for purposes of Colombian law (i) its filing with the courts of Colombia, as applicable, is required, (ii) it must be officially translated into Spanish by a duly authorized public translator (traductor oficial) in Colombia, authorized by the Colombian Ministry of Foreign Affairs or by a translator appointed by a judge in Colombia and (iii) if issued in any country (x) that is a party of The Hague Choice of Court Agreements Convention 2005 (the “Hague Convention”) and has not opposed Colombia’s accession thereto, such document must be certified with an apostille, and (y) that is not a signatory country of the Hague Convention, or then being a signatory country, opposed Colombia’s accession thereto, such document must be legalized before a notary public of such country, the competent Colombian consulate and before the Colombian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores de Colombia). To ensure the legality, validity, enforceability or admissibility in evidence of each Financing Document to which any Loan Party is a party in the jurisdiction of such Loan Party, it is not necessary that the Financing Document be filed or recorded with any Governmental Authority in such jurisdiction, other than the registration of the Mexican Trust Agreement before the corresponding Public Real Estate Registry (Registro Público de la Propiedad) and the Sole Movable Property Registry (Registro Único de Garantías Mobiliarias) and the registration of the Mexican Equity Interest Pledge Agreement before the Sole Movable Property Registry (Registro Único de Garantías Mobiliarias), provided further that, the admissibility into evidence and enforceability before a Peruvian court or authority of any document executed in a language other than Spanish (including judgments) requires such document to be (i) officially translated to Spanish and certified by a duly authorized public translator in Peru; and (ii) if issued in any country other than in Peru (x) which is a signatory country of the Hague Apostille Convention that has not opposed Peru’s accession thereto, legalized by apostille before the competent authority in the country wherein it was issued, or (y) which is not a signatory country of the Hague Apostille Convention or has opposed Peru’s accession thereto, legalized before a notary public, the Ministry of Foreign Affairs of such country, the competent Peruvian consulate and before the Peruvian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores del Perú).

(b) Under current laws and regulations of Peru and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made pursuant to the BTB Loan Documents, if applicable, may be freely transferred out of Peru and may be paid in, or freely converted into, Dollars.

1.18 Labor Matters.

(a) There is (i) no unfair labor practice complaint pending or threatened against the Loan Parties or before any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened against Auna Mexico or any Subsidiary thereof, (ii) no strike, labor dispute, slowdown or stoppage pending or threatened against Auna Mexico or any Subsidiary thereof, (iii) no representation proceeding pending with any Governmental Authority involving the employees of the Loan Parties, (iv) no union representation question existing with respect to the employees of the Loan Parties and (v) no union organizing activity taking place, except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Loan Parties are in compliance with the requirements of all applicable social security laws except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (y) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

1.19 Solvency.

(a) Upon giving effect to the execution and delivery of the Financing Documents by the parties thereto and the consummation of the Transaction, the Loan Parties and their respective Subsidiaries will be Solvent as of the Issue Date.

(b) Upon giving effect to the consummation of the Transaction, to the knowledge of the Sponsors after due and diligence investigation, the Target Entities and their respective Subsidiaries will be Solvent as of the Issue Date.

1.20 Rank of Debt. The payment obligations evidenced by each BTB Loan Document to which a Loan Party is a party are and will at all times be secured direct and unconditional general obligations of such Loan Parties, and rank and will at all times rank in right of payment and otherwise at least pari passu with all other senior unsecured Indebtedness of Auna Mexico, if any, whether now existing or hereafter outstanding, except those that have priority by mandatory provision of Debtor Relief Laws and those whose claims are accorded preferential priority under the Laws of Mexico.

1.21 Commercial Activity; Absence of Immunity. The Loan Parties are subject to civil and commercial law with respect to its obligations under each Financing Document to which it is a party. The execution, delivery and performance by the Loan Parties of each Financing Document to which they are party constitute private and commercial acts rather than public or governmental acts. Neither the Loan Parties nor any property of the Loan Parties is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), setoff or execution of a judgment or from any other legal process or remedy relating to its obligations under the BTB Loan or any of the Financing Documents; except for the limitations that are set out in Articles 593, 594 and 595 of the Colombian General Code of Procedure (Código General del Proceso) and article 25 of Colombian Law 1751 of 2015. To the extent that any Loan Party (other than the Colombian Guarantors) or any of their respective properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, such Loan Party has waived or will waive such right to the extent permitted by law and has consented to such relief and enforcement as provided in the Financing Documents.

1.22 Use of Proceeds.

(a) Auna will use the proceeds of the Loans made on the Closing Date solely to finance in part the OCA Acquisition and pay certain costs, fees and expenses associated with the transactions contemplated hereby.

(b) No part of the proceeds of the Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the FRB. The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

1.23 Acquisition Documents. Auna Mexico has delivered to the Purchasers a true, complete and correct copy of the Acquisition Documents, including any amendments, supplements or modifications with respect thereto. Each of the Acquisition Documents has been validly authorized, executed and delivered by Auna Mexico (and to the best of each Sponsor’s knowledge, each other party thereto) and constitutes the valid and binding obligation of Auna Mexico (and to the best of each Sponsor’s knowledge, each other party thereto) in accordance with the terms thereof. No default, event of default or similar event has occurred and is continuing under any of the Acquisition Documents. No event or circumstance, the occurrence of which would result in Auna Mexico having the ability to terminate its obligations under the Acquisition Documents or to decline to consummate the OCA Acquisition, has occurred or is reasonably expected to occur on or prior to the Issue Date.

1.24 Collateral Matters. Effective on the Issue Date, the provisions of the Collateral Agreements shall be effective to create in favor of the Collateral Agent for the ratable benefit of the Holders, a legal, valid and enforceable Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens, enforceable against the parties thereunder (other than Permitted Liens); provided, however, that the Peruvian Trust Agreement and the Peruvian Pledge Agreement shall be a fully perfected first priority Lien, enforceable against third parties upon its registration in the applicable public registry and annotations in applicable share ledgers and share certificates of the Issuer and Auna.

(a) Neither the establishment of the Liens created by the Collateral Agreements, nor the exercise of the rights and remedies contemplated by the Collateral Agreements at any time, contravenes any provision of Law or any order, writ, injunction or decree of any Governmental Authority or any Contractual Obligation of the Issuer, any Loan Party or any Subsidiary thereof or any Sponsor.

(b) None of the parties to the Collateral Agreements has received any written notice of any outstanding adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as Collateral, and the Collateral and the distribution of the proceeds resulting from the enforcement of the Peruvian Trust Agreement shall be governed solely by the terms of the Peruvian Trust Agreement.

1.25 Sanctions Laws.

(a) None of the Loan Parties or their respective Subsidiaries or any of their respective partners, associates, shareholders, directors, officers or employees or, to the knowledge of the Sponsors after due inquiry, its agents or Affiliates or those of its Subsidiaries is a Person that is a Sanctions Target.

(b) The Loan Parties, their respective Subsidiaries and any of their respective partners, associates, shareholders, directors, officers, employees and, to the knowledge of the Sponsors after due inquiry, its agents and Affiliates and those of its Subsidiaries have been and are in compliance with Sanctions.

(c) Auna Mexico and its Subsidiaries and, to the knowledge of the Sponsors after due inquiry, its Affiliates have instituted and maintain policies and procedures reasonably designed to ensure continued compliance with Sanctions.

(d) The Issuer will not permit any Sanctions Target or Sanctioned Jurisdiction to have any direct or indirect interest in or connection to any funds repaid or remitted by the Issuer in connection with this Agreement.

1.26 Anti-Corruption Laws.

(a) None of the Loan Parties or any of their Subsidiaries or any of their respective partners, associates, shareholders, directors, officers, or employees or, to the knowledge of the Sponsors after due inquiry, its agents or Affiliates or those of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the Anti-Corruption Laws.

(b) Auna Mexico and its Subsidiaries and, to the knowledge of the Sponsors after due inquiry, Affiliates, have instituted and maintain policies and procedures designed to ensure continued compliance with the Anti-Corruption Laws.

1.27 Anti-Money Laundering(a) . None of Auna or its Subsidiaries or any of their respective partners, associates, shareholders, directors, officers, or employees or, to the knowledge of the Sponsors after due inquiry, its agents or Affiliates or those of its Subsidiaries has violated or is violating any Anti-Money Laundering Laws.

1.28 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

1.29 Diligence. The Purchasers have been provided with (i) information of the assets, liabilities (including contingent liabilities) and business of the Issuer and the Target Entities (including but not limited with respect to Tax, legal, financial and corporate matters) and (ii) diligence reports with respect to the foregoing prepared by an Acceptable Independent Advisor, in each case that is true and correct in all material respects.

1.30 Financial Model. The Purchasers have received a copy of the most up-to-date financial model, as of the Issue Date, that contains information that is accurate in all material respects; provided that such financial model is subject, in all respects, to the disclaimer language set forth on the first page thereof.

1.31 ESG. As of the Issue Date, no Environmental and Social Claim which might reasonably be expected to have a Material Adverse Effect has been commenced or (to the best of its knowledge and belief) is threatened against any Loan Party or any Subsidiary thereof.

ANNEX II

AFFIRMATIVE COVENANTS OF THE SPONSORS

So long as any Notes or other Obligation hereunder shall remain unpaid or unsatisfied, or any Note shall remain outstanding, each Sponsor agrees to cause Auna Lux and its Subsidiaries to comply with each of the affirmative covenants set forth below, and in respect of the covenants set forth in Sections 1.01 and 1.03 each Sponsor shall comply with such covenant:

1.01 Collateral

(a) Each Sponsor shall, and shall each cause the Issuer to ensure, that at all times, the Equity Interests of Auna Lux owned by the Sponsors that are pledged in favor of the Luxembourg Collateral Agent, for the benefit of the Secured Parties, pursuant to the Luxembourg Pledge Agreement represent (i) at least 82.05% of the aggregate issued and outstanding class B shares of Auna Lux and (ii) (x) prior to any IPO, at least 82.05% of the aggregate issued and outstanding Voting Stock of Auna Lux and (y) upon and after any IPO, at least 76.08% of the voting rights in Auna Lux.

(b) Each Sponsor shall, and shall each cause the Issuer to, undertake such actions as may be necessary or, to the extent requested by the Luxembourg Collateral Agent, advisable in order to preserve the rights of the Secured Parties under the Luxembourg Pledge Agreement. Without limiting the generality of the foregoing, each Sponsor and the Issuer shall execute, or shall cause the execution of, any documents, filing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Luxembourg Collateral Agent or the Required Holders may reasonably request, in order to effectuate the transactions contemplated by the Financing Documents and in order to grant, preserve, protect and perfect the security interest in favor of the Luxembourg Collateral Agent created by the Luxembourg Pledge Agreement or such other Liens that may replace the Liens created by the Luxembourg Pledge Agreement in accordance with its terms, in form and substance satisfactory to the Required Holders. Such Liens will be created under the Luxembourg Pledge Agreement or equivalent document in form and substance reasonably satisfactory to the Luxembourg Collateral Agent or the Required Holders, and the Issuer shall deliver, or cause to be delivered, to the Luxembourg Collateral Agent or the Required Holders all such instruments and documents (including legal opinions and lien searches) as the Luxembourg Collateral Agent or the Required Holders shall reasonably request to evidence compliance with this Section 1.01.

1.02 ESG. Auna Lux shall, and shall cause its Subsidiaries, as applicable, to, (i) use its reasonable best efforts to comply with the policies, guidelines and goals set forth in the ESG Plan, (ii) no later than thirty (30) days after the end of each fiscal quarter, deliver a written quarterly update, prepared on a consolidated basis, regarding compliance of the ESG Plan substantially in the form attached as Schedule II.1.18 to this Agreement or as otherwise agreed with the Holders and (iii) at the request of the Holders, subject to reasonable advanced written notice, cause its senior management to hold conference calls with the Holders only with respect to questions in connection with the written quarterly update delivered pursuant to clause (ii); provided that such request shall be limited to not more than one conference call in any fiscal quarter.

1.03 LTV.

(a) On each LTV Calculation Date, commencing on the Issue Date, the Sponsors shall procure that a Responsible Officer of Auna Lux shall deliver to each Holder, a calculation, in reasonable detail, of the Weighted Currency Variation and the LTV Ratio.

(b) In the event that on any LTV Calculation Date, (i) the Weighted Currency Variation is equal to or greater than 20%, and (ii) an LTV Ratio Deficiency exists, the Sponsors shall procure that such actions are taken to cure such deficiency (including to procure the repayment or prepayment of any Indebtedness of Auna Lux and/or its Subsidiaries or any Indebtedness outstanding under this Agreement or by the making of any capital contributions to Auna Lux) such that on the immediately succeeding LTV Calculation Date any such deficiency is cured. Failure to cure an LTV Ratio Deficiency within the period set forth above will constitute an Event of Default.

ANNEX III

[RESERVED]

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ANNEX IV

REPRESENTATIONS AND AGREEMENTS OF THE PURCHASERS

Each Purchaser of the Notes (including the registered Holders and beneficial owners of the Notes as they exist from time to time, including as a result of transfers, in each case, as of the time of purchase) represents and agrees, on its own behalf and on behalf of each account for which it is purchasing the Notes, as follows:

1.01 It is a Qualified Person; it is acquiring the Notes for its own account or the account of a Qualified Person as to which the Purchaser exercises sole investment discretion; and it and each such account is either not a “U.S. Person” as defined by Regulation S under the Securities Act or:

(i) is not a broker-dealer which owns and invests on a discretionary basis less than $25,000,000 in securities of unaffiliated issuers;

(ii) is not formed for the purpose of investing in the Issuer;

(iii) has not invested more than 40% of its assets in the Notes (or beneficial interests therein) and/or other securities of the Issuer after giving effect to the purchase of the Notes (or beneficial interests therein) (unless all of its beneficial owners are Qualified Purchasers);

(iv) is not a participant-directed employee plan, such as a 401(K) plan, or a trust holding the asset of such a plan, unless the investment decisions with respect to such plan are made solely by the fiduciary, trustee or sponsor of such plan;

(v) is not a partnership, common trust fund or corporation, special trust, pension fund or retirement plan, or other entity, in which the partners, beneficiaries, beneficial owners, participants, shareholders or other equity owners, as the case may be, may designate the particular investment to be made, or the allocation thereof, unless all such partners, beneficiaries, beneficial owners, participants, shareholders or other equity owners are Qualified Purchasers; and

(vi) If it, or any other person for which it is acting, is an investment company exempted from the Investment Company Act pursuant to Section 3(c)(1) or Section 3(c)(7) thereof (or a foreign investment company under Section 7(d) thereof relying on Section 3(c)(1) or Section 3(c)(7) with respect to its holders that are U.S. persons) and was formed on or before April 30, 1996, it has received consent of the beneficial owners who acquired their interest on or before April 30, 1996, with respect to its treatment as a qualified purchaser in the manner required by Section 2(a)(51)(C) of the Investment Company Act and the rules promulgated thereunder.

1.02 It will provide notice of the transfer restrictions described in this Annex IV to any subsequent transferees, who will be required to make the same representations and agreements contained in this Annex IV.

1.03 It understands that if at any time the Issuer determines in good faith that a Holder of the Notes (or of any beneficial interest therein) is in breach, at the time given, of any of the representations and agreements contained in this Annex IV, the Issuer may require such Holder to transfer such Notes (or beneficial interest therein) to a transferee acceptable to the Issuer who is able to and who does make all of the representations and agreements set forth in this Annex IV. Pending such transfer, such Holder will be deemed not to be the Holder of such Notes for any purpose, including but not limited to receipt of principal and interest payments on such Notes, and such Holder will be deemed to have no interest whatsoever in such Notes except as otherwise required to sell its interest therein as described in this paragraph.

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1.04 It understands that the Issuer is not and will not be registered as an “investment company” under the Investment Company Act.

1.05 It acknowledges that the Issuer will not be required to accept for registration of transfer any Notes, except upon presentation of evidence satisfactory to the Issuer that the restrictions set forth in this Annex IV have been complied with.

1.06 It acknowledges that the Issuer and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements, and agrees that if any of the acknowledgements, representations or agreements made by it are no longer accurate, it shall promptly notify the Issuer. If it is acquiring any Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

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ANNEX V

DEFINITIONS; OTHER INTERPRETIVE PROVISIONS

Unless otherwise defined in the Agreement, capitalized terms used in Annex I, Annex II and/or Annex IV, shall have the following meanings; provided that to the extent the same definition is used in Section 27 to this Agreement and in this Annex V, the definition used in this Annex V shall control for the purposes of Annex I, Annex II and Annex IV:

“Acceptable Independent Advisor” means any of the following (i) Galaz, Yamazaki, Ruiz Urquiza, S.C., or one or more of its affiliates or member firms, (ii) PricewaterhouseCoopers México or one of more of its affiliates or member firms, (iii) EY México or one or more of its affiliates or member firms and (iv) KPMG Cárdenas Dosal, S.C. or one or more of its affiliates or member firms.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S., Luxembourg, U.K., Spain, Colombia, Mexico and Peru) applicable to each Loan Party and their respective Subsidiaries, Affiliates or any of their respective shareholders, directors, officers or employees, concerning or relating to bribery or corruption, including, without limitation, the FCPA, the U.K. Bribery Act of 2010, any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions, applicable Colombian laws 80 of 1993, 734 of 2002, 970 of 2005, 1121 of 2006, 1474 of 2011, 1778 of 2016 and 2195 of 2022, the External Circular 100-000003 of July 26, 2016 issued by the Colombian Superintendence of Companies (Superintendencia de Sociedades de Colombia), provisions of the Colombian Criminal Code (Código Penal) relating to anti-corruption any circular approved by the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) relating to anti-corruption practices, Articles 397°, 397° -A, and 398°, of Section IV of Chapter II of Title XVIII of the Peruvian Código Penal, Peruvian Legislative Decree No. 635; Law No. 30424 (as amended by Legislative Decree No. 1352 and Law No. 30835), Legislative Decree No. 1385 (Decreto Legislativo mediante los cuales se incorporan al Código Penal los artículos 241-A y 241-B que sanciona los actos de corrupción entre privados), Peruvian Law No. 30737 and Peruvian Supreme Decree No. 096-2018-EF, the Federal Law to Prevent and Identify Transactions with Funds Unlawfully Obtained (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), the Federal Law of Responsibilities of Government Officials (Ley Federal de Responsabilidades de los Servidores Públicos), Mexican Federal Criminal Code (Código Penal Federal) and any other law related with the Mexican General Law for the National Anticorruption System (Ley General del Sistema Nacional Anticorrupción), Mexican General Law of Administrative Responsibility (Ley General de Responsabilidades Administrativas), and all other similar anti-bribery or corruption laws applicable to any Loan Party or any Subsidiary thereof.

“Anti-Money Laundering Laws” means all laws of any jurisdiction (including the U.S., Luxembourg, Colombia, Mexico and Peru) applicable to the Loan Parties or their respective Subsidiaries or Affiliates or any of their respective shareholders, directors, officers or employees concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by Title III of the Act, the Money Laundering Control Act of 1986, other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (PATRIOT Act) of 2001, the Colombian Law 599 of 2000 (Código Penal Colombiano), Laws 1121 of 2006 and 1762 of 2015, Peruvian Legislative Decree No. 1106, Peruvian Law No. 27693, Peruvian Law No. 29038, Peruvian Supreme Decree No. 020-2017-JUS, Peruvian Law Decree No. 25475, Peruvian Código Penal and the Peruvian regulations issued by the Peruvian Superintendency of Banks, Insurance and Private Pension Fund Administrators (Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones) regarding or relating to terrorism financing or money laundering, applicable anti-money laundering laws in Mexico (including the Federal

Law to Prevent and Identify Transactions with Funds Unlawfully Obtained (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), Credit Institutions Law (Ley de Instituciones de Crédito), General Provisions related to article 115 of the Credit Institutions Law (Disposiciones de carácter general a que se refiere el artículo 115 de la Ley de Instituciones de Crédito) and the Mexican Federal Criminal Code (Código Penal Federal) and all rules and regulations implementing these Laws, as any of the foregoing may be amended from time to time, and any other similar laws or regulations concerning anti-money laundering or anti-terrorism applicable to any Loan Party or any Subsidiary thereof.

“Applicable COP Exchange Rate” means, as of any date of determination, the actual average daily exchange rate for the thirty-day period ending the date immediately prior to such date of determination for converting US Dollars into Colombian Pesos, as such actual average daily exchange rate is reported by the Colombian Central Bank (or, if such exchange rate is no longer reported as of such date of determination, such successor or replacement rate as determined by Auna Lux in a commercially reasonable manner).

“Applicable COP Weighted Average” means an amount, expressed as a percentage, equal to the LTV Dollar Equivalent of (i) the total consolidated revenues of Auna Lux and its Subsidiaries denominated in Colombian Pesos divided by (ii) the total consolidated revenues of Auna Lux and its Subsidiaries, in each case, determined for the period of the most recent four fiscal quarters prior to the applicable LTV Calculation Date for which financial statements are available.

“Applicable Dollar Exchange Rate” means, as of any date of determination, the actual average daily exchange rate for the thirty-day period ending the date immediately prior to such date of determination for converting Colombian Pesos, Mexican Pesos or Peruvian Soles, as the case may be, into US Dollars, as such daily exchange rate is reported by the Wall Street Journal (or, if such exchange rate is no longer reported as of such date of determination, such successor or replacement rate as determined by Auna Lux in a commercially reasonable manner).

“Applicable MXN Exchange Rate” means, as of any date of determination, the actual average daily exchange rate for the thirty-day period ending the date immediately prior to such date of determination for converting US Dollars into Mexican Pesos, as such actual average daily exchange rate is reported by the Mexican Central Bank (or, if such exchange rate is no longer reported as of such date of determination, such successor or replacement rate as determined by Auna Lux in a commercially reasonable manner).

“Applicable MXN Weighted Average” means an amount, expressed as a percentage, equal to the LTV Dollar Equivalent of (i) the total consolidated revenues of Auna Lux and its Subsidiaries denominated in Mexican Pesos divided by (ii) the total consolidated revenues of Auna Lux and its Subsidiaries, in each case, determined for the period of the most recent four fiscal quarters prior to the applicable LTV Calculation Date for which financial statements are available.

“Applicable PEN Exchange Rate” means, as of any date of determination, the actual average daily exchange rate for the thirty-day period ending the date immediately prior to such date of determination for converting US Dollars into Peruvian Soles, as such actual average daily exchange rate is reported by the Peruvian Central Bank (or, if such exchange rate is no longer reported as of such date of determination, such successor or replacement rate as determined by Auna Lux in a commercially reasonable manner).

“Applicable PEN Weighted Average” means an amount, expressed as a percentage, equal to the LTV Dollar Equivalent of (i) the total consolidated revenues of Auna Lux and its Subsidiaries denominated in Peruvian Soles divided by (ii) the total consolidated revenues of Auna Lux and its Subsidiaries, in each case, determined for the period of the most recent four fiscal quarters prior to the applicable LTV Calculation Date for which financial statements are available.

“Attributable Indebtedness” means, in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with IFRS; provided that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations.

“Audited Financial Statements” means (i) the audited Consolidated balance sheet of Auna and its Subsidiaries (or, upon the consummation of the Auna S.A.A. Merger, Auna Lux and its Subsidiaries) as of the end of each of the fiscal years ended December 31, 2019, December 31, 2020, and December 31, 2021, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of Auna and its Subsidiaries (or, upon the consummation of the Auna S.A.A. Merger, Auna Lux and its Subsidiaries), including the notes thereto, (ii) the unaudited financial statements of Auna Mexico for the first two fiscal quarters of 2022, and the related statements of income or operations, shareholders’ equity and cash flows for such terms of Auna Mexico, including the notes thereto, certified by a Responsible Officer, (iii) the audited (or, if unaudited, certified by a Responsible Officer) balance sheet of Auna Colombia S.A.S., Clínica Miraflores S.A., Clínica Vallesur S.A., Medic Ser S.A.C., Oncocenter Perú S.A.C., Oncosalud S.A.C., Instituto de Cancerología S.A.S., Promotora Médica Las Américas S.A. and Laboratorio Médico Las Américas S.A.S., as of the end of each of the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021, and the related statements of income or operations and shareholders’ equity for such fiscal years of each Guarantor, including the notes thereto, (iii) the audited balance sheet of each of the Target Entities as of the end of each of the fiscal years ended December 31, 2019 and December 31, 2020, and the related statements of income or operations and shareholders’ equity for such fiscal years of each of the Target Entities, including the notes thereto, and (iv) the audited Consolidated balance sheet of the Target Entities as of the end of the fiscal year ended December 31, 2021, and the related Consolidated statements of income or operations and shareholders’ equity for such fiscal year of the Target Entities, including the notes thereto.

“Board of Directors” means, with respect to any Person, the board of directors or similar governing body of such Person serving a similar function or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary, an Assistant Secretary or any other individual authorized on behalf of such Person, to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“BTB Loan Documents” has the meaning assigned to the term “Loan Documents” in the BTB Loan.

“Cash Equivalents” means:

(1) Dollars or money in other currencies received or acquired in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s or carrying an equivalent rating by an internationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4) marketable general obligations issued by, or unconditionally Guaranteed by, the national government of any jurisdiction in which Auna Lux and its Subsidiaries have substantial operations or issued by any agency thereof and backed by the full faith and credit of such government, in each case so long as such obligations mature within one year from the date of acquisition thereof;

(5) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by (i) any U.S. commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s or carrying an equivalent rating by an internationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500,000,000, or (ii) with respect to any such deposits or instruments in a non U.S. jurisdiction, any commercial bank in such jurisdiction having one of the four highest international or local ratings obtainable from S&P, Fitch or Moody’s (or their respective local affiliates), or carrying an equivalent rating by a Rating Agency, if any of such named Rating Agencies cease publishing ratings of investments;

(6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3), (4) and (5) entered into with any bank meeting the qualifications specified in clause (5) above

(7) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by an internationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(8) interests in any investment company or money market fund which invests 90% or more of its assets in instruments of the type described in clauses (1) through (7) above.

“Closing Date” has the meaning set forth in the BTB Loan.

“Colombian GAAP” means generally accepted accounting principle in Colombia.

“Colombian Guarantors” has the meaning set forth in the New Term Loan Agreement.

“Colombian Pesos” means the lawful currency of Colombia.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by Auna Lux, Auna Mexico or any of their respective Subsidiaries designed to protect Auna Lux, Auna Mexico or any of their respective Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of Auna Lux, Auna Mexico and their respective Subsidiaries.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with IFRS.

“Consolidated Adjusted EBITDA” means, for any period, for Auna Lux and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation and amortization expense; plus

(d) any net loss resulting in such period from currency translation gains or losses; plus

(e) all fees, costs and expenses incurred in connection with the Senior Secured Debt Obligations; plus

(f) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; plus

(g) pre-operating expenses for projects under construction and business development expenses for new projects (such pre-operating expenses and business development expenses not to exceed U.S.$10,000,000 (or the Dollar Equivalent thereof) during any fiscal year of Auna Lux following December 31, 2023); plus

(h) change in fair value of assets held for sale and loss on sale of investments in associates; and

(2) decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (including any net gain resulting in such period from currency translation gains or losses, and excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA for Consolidated Interest Expense in any prior period).

Notwithstanding the foregoing, clauses (1)(a) through (h) relating to amounts of a Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in such clauses (1)(a) through (h) are in excess of those necessary to offset a net loss of such Subsidiary or if such Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be distributed as a dividend or distribution to Auna Lux by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

As used in connection with any Person other than Auna Lux, the term “EBITDA” shall have a correlative meaning with the foregoing, with each reference to Auna Lux in the definition of “Consolidated Adjusted EBITDA” being deemed a reference to such Person and each reference therein to the Subsidiaries of Auna Lux being deemed a reference to such Person’s Subsidiaries.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period).

“Consolidated Interest Expense” means, for any period, for Auna Lux and its Subsidiaries on a Consolidated basis the total interest expense (net of any interest income paid or received in cash) of such Person and its Subsidiaries determined on a Consolidated basis (excluding any income, loss, fees or expenses or deferred interest (i) in connection with the Refinancing Transactions or (ii) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments in connection with the Refinancing Transactions or any other refinancing of Indebtedness that occurred prior to the date hereof), whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capital Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with IFRS, and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance costs;

(3) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(4) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries;

(5) the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under IFRS; provided that if Hedging Obligations result in net benefits rather than costs, such benefits will be credited to reduce Consolidated Interest Expense unless, pursuant to IFRS, such net benefits are otherwise reflected as a cash gain in Consolidated Net Income;

(6) interest expense of such Person and its Subsidiaries that was capitalized during such period or is otherwise non-cash interest expense;

(7) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantor Subsidiaries payable to a party other than Auna Lux or a wholly-owned Subsidiary of Auna Lux; and

(8) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Auna Lux and its Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by Auna Lux and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of

Auna Lux. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which Auna Lux or its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, for Auna Lux and its Subsidiaries on a Consolidated basis, the net income (or loss) of Auna Lux and its Subsidiaries determined in accordance with IFRS; provided that there will not be included in such Consolidated Net Income on an after tax basis:

(1) any net income (loss) of any Person if such Person is not a Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (5) below, Auna Lux’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Auna Lux or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (2) below); and

(b) Auna Lux’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Auna Lux or a Subsidiary;

(2) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of Auna Lux or such Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of Auna Lux;

(3) any income, loss, fees or expenses from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(4) any extraordinary gain or loss; and

(5) the cumulative effect of a change in accounting principles.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary designed solely to hedge foreign currency risk of such Person.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Auna Lux or a Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the maturity date of the New Term Loan Agreement or the date the loans under the New Term Loan Agreement are no longer outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Auna Lux or its Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Disposition shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provided that Auna Lux or its Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by Auna Lux with Section 7.05 of the New Term Loan Agreement and such repurchase or redemption complies with Section 7.06 of the New Term Loan Agreement.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted by the administrative agent under the New Term Loan Agreement or any Affiliate thereof at approximately 11:00 a.m. on the date of such determination.

“Enterprise Value” means, with respect to Auna Lux and its Subsidiaries, as of any date of determination, (i) the LTV Dollar Equivalent of the Consolidated Adjusted EBITDA for the period of the most recent four fiscal quarters prior to such date of determination for which financial statements are available multiplied by (ii) the Reference Multiple.

“Environmental Laws” means any Law that regulates (i) the protection of human health and safety to the extent relating to exposure to Hazardous Materials; (ii) pollution; (iii) the conservation, mitigation, restoration, preservation or protection of the environment or natural resources (including all air, surface water, groundwater or land, including land surface or subsurface, flora and fauna and other natural resources); (iv) the presence, generation, production, use, treatment, storage, labeling, transportation, handling, treatment, recycling, disposal, emission, discharge, release, exposure, control, remediation or clean-up of Hazardous Materials; or (v) urban development, civil protection, zoning and land use.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) a violation or default of the terms of any Permit issued pursuant to Environmental Laws; (c) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials carried out in breach of any Environmental Laws, (d) exposure to any Hazardous Materials in breach of any Environmental Laws or (e) the release or threatened release of any Hazardous Materials into the environment in breach of any Environmental Laws.

“ESG Plan” means the environmental, social and governance plan, dated September 16, 2022.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as determined by Senior Management acting in good faith; provided that the Fair Market Value of any such asset or assets, if greater than $5,000,000, will be determined conclusively by the Board of Directors of Auna Lux acting in good faith, and will be evidenced by a Board Resolution.

“Fitch” means Fitch Ratings Inc. and any successor thereto, or its Affiliates.

“FX Rate” has the meaning assigned to such term in the BTB Loan.

“Guarantors” means each Person that is a guarantor under the New Term Loan Agreement, and, in each case, includes any other Person that shall have become a party thereto in accordance with the terms thereof.

“Hazardous Materials” means any substance, material, waste, pollutant or contaminant, whether solid, liquid or gas, defined, regulated or in any way possessing toxic, reactive, corrosive, flammable, explosive, radioactive, or infectious, characteristics, including any other term of similar meaning under applicable Environmental Law, in each case that is subject to regulation control or remediation under any Environmental Laws.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Holder or any Affiliate of a Holder).

“Hedging Agreement” means (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross- currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) all obligations of such Person issued or assumed as the deferred purchase price of property (including earn-out obligations), all conditional sale obligations and all obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS);

(5) Capital Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of the Person that is the subject of this definition, whether or not such Indebtedness is assumed by the Person that is the subject of this definition; provided, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9) all liabilities recorded on the balance sheet of such Person in connection with a sale or other disposition of accounts receivables and related assets (excluding any factoring, discounting or similar transactions in the ordinary course of business and without recourse to any of the assets of such Person);

(10) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(11) all other obligations of such Person which are required to be reflected in, or are reflected in, such Person’s financial statements, recorded or treated as debt under IFRS 16.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of any Capital Lease Obligations as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Intellectual Property” means all trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, patents, patent applications, patent rights, franchises, licenses and other intellectual property rights.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary designed solely to hedge interest rate risk of such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the securities of Auna Lux, the Issuer or any of their respective Subsidiaries pursuant to an effective registration statement filed pursuant to the Securities Act or under Rule 144A of the Security Act or other similar transaction in which securities of Auna Lux, the Issuer or any of their respective Subsidiaries are offered for sale to the general public.

“Issue Date LTV Ratio” means 64.69%.

“Loans” has the meaning set forth in the BTB Loan.

“LTV Calculation Date” means (a) the Issue Date, (b) the numerically corresponding day in the calendar month that is six months after the Issue Day and (c) thereafter, each day in the calendar month that is six months thereafter, or if any such date is not a Business Day, the immediately following Business Day.

“LTV Dollar Equivalent” means, for any period of revenues or EBITDA of Auna Lux and its Subsidiaries, with respect to any amount denominated in Colombian Pesos, Mexican Pesos or Peruvian Soles, as the case may be, the equivalent in US Dollars for such period determined using the actual daily exchange rate for the corresponding period for converting Colombian Pesos, Mexican Pesos or Peruvian Soles into US Dollars, as such actual daily exchange rate is reported by the Wall Street Journal, or if not available, as reported by Bloomberg.

“LTV Ratio” means, as of any date of determination, an amount expressed as a percentage, equal to (A) (i) all Indebtedness of Auna Lux and its Subsidiaries less the amount of any cash and Cash Equivalents of Auna Lux and its Subsidiaries, in each case determined on a consolidated basis, as of the most recently ended fiscal quarter for which consolidated financial statements of Auna Lux and its Subsidiaries are available, plus (ii) the aggregate principal amount outstanding under this Agreement and the HoldCo Loan as of such date; it being understood that any Indebtedness, cash and Cash Equivalents of Auna Lux and its Subsidiaries denominated in any currency other than US Dollars, shall be converted to US Dollars using the Applicable Dollar Exchange Rate as of the relevant date of determination, divided by (B) the Enterprise Value as of such date of determination.

“LTV Ratio Deficiency” means, as of any date of determination, an LTV Ratio that exceeds the Issue Date LTV Ratio by 20% or more.

“Material Indebtedness” means Indebtedness incurred by any of the Loan Parties or any of their respective Subsidiaries exceeding $5,000,000.

“Mexican GAAP” means generally accepted accounting principle in Mexico.

“Mexican Pesos” or “MXP” means the lawful currency of Mexico.

“Mexican Equity Interest Pledge Agreement” has the meaning assigned to such term in the BTB Loan.

“Mexican Trust Agreement” has the meaning assigned to such term in the BTB Loan.

“Mexico” means the United Mexican States.

“Non-Guarantor Subsidiary” means any Subsidiary of Auna Lux that is not a Guarantor.

“Oncomedica” means Oncomedica S.A., a stock corporation (sociedad anónima) incorporated and existing under the laws of Colombia.

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, assessments, registrations, concessions, exemptions, consents and approvals obtained from any Governmental Authority.

“Peruvian Soles” means the lawful currency of Peru.

“Preferred Stock” as applied to the Capital Stock of any corporation, means with respect to any Person, any Capital Stock of any class or classes (however designated) of such Person that has preferred rights over any other Capital Stock of such Person with respect to the payment of dividends, distributions or redemptions or upon liquidation, dissolution or winding up.

“Qualified Purchaser” means a “qualified purchaser” within the meaning of the Investment Company Act and the rules promulgated thereunder.

“Rating Agency” means each of S&P, Fitch and Moody’s.

“Reference Multiple” means 12.0.

“Rolling Period” means, with respect to any fiscal quarter of Auna Lux, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor thereto, or its Affiliates.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed) now owned or hereafter acquired whereby Auna Lux or a Subsidiary transfers such property to a Person (other than Auna Lux or any of its Subsidiaries) and Auna Lux or a Subsidiary leases it from such Person.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject of comprehensive territory or country-wide Sanctions (including, without limitation, as of the date hereof, Cuba, Iran, North Korea, Syria, Russia, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic of Ukraine, and the non-Ukrainian government controlled regions of Zaporizhzhia and Kherson of Ukraine).

“Sanction(s)” means all laws, rules, regulations and requirements concerning or relating to economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury, Colombia, Mexico, and Peru.

“Sanctions Target” means any Person with whom any dealings are restricted or prohibited under any Sanctions, including as a result of being: (i) named in any Sanctions-related list, including the “Specially Designated National and Blocked Person” list or other designation of the United Nations Security Council, the European Union, His Majesty’s Treasury or the Hong Kong Monetary Authority; (ii) located, organized or resident in a Sanctioned Jurisdiction; or (iii) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(ii).

“Sellers’ Note” means the promissory note (pagaré) dated as of the Closing Date evidencing the equivalent in Mexican Pesos (calculated at the FX Rate) of $20,000,000 issued and delivered by Auna Mexico in favor of Genaro Levinson Marcovich as part of payment of the consideration of the OCA Acquisition.

“Senior Management” means the chief executive officer and the chief financial officer of Auna Lux.

“Senior Secured Bonds” means the senior secured notes issued under the Auna Indenture.

“Senior Secured Debt Obligations” means, collectively, the Obligations (as defined in the New Term Loan Agreement) and any and all amounts due under the Senior Secured Bonds and/or any Refinancing Indebtedness (as defined in the New Term Loan Agreement) thereof.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties or any of their respective Subsidiaries shall be a “Swap Agreement.”

“Target Entities” means Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

“Target Material Adverse Effect” means an event, development or circumstance that has or could be reasonably expected to have a material adverse change in, or a material adverse effect upon, operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Target Entities or of the Target Entities and their Subsidiaries, taken as a whole.

“Total Assets” means the consolidated total assets of Auna Lux and its Subsidiaries in accordance with IFRS as shown on the most recent consolidated balance sheet of Auna Lux.

“Unaudited Financial Statements” means the unaudited balance sheet of Auna Salud S.A.C., Clínica Bellavista S.A.C., GSP Inversiones S.A.C., GSP Servicios Comerciales S.A.C., GSP Servicios

Generales S.A.C., GSP Trujillo S.A.C., Laboratorio Clínico Inmunológico Cantella S.A.C., RyR Patólogos Asociados S.A.C., Servimédicos S.A.C. and Las Américas Farma Store S.A.S., as of the end of each of the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021, and the related statements of income or operations and shareholders’ equity for such fiscal years of each Guarantor, including the notes thereto, certified by a Responsible Officer.

“Unrestricted Cash” means consolidated cash and Cash Equivalents of Auna Lux and its Subsidiaries, other than restricted cash, each as determined in accordance with IFRS.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date of determination and the making of such payment by (b) the then outstanding principal amount of such Indebtedness as of such date of determination.

“Weighted Currency Variation” means, as of any date of determination, the sum of (a) plus (b) plus (c) where (a), (b) and (c) are calculated as follows:

(a) an amount, expressed as a percentage, equal to (i) the Applicable MXN Exchange Rate, determined as of the applicable LTV Calculation Date, divided by (ii) the Applicable MXN Exchange Rate, determined as of the Issue Date, minus (iii) one, multiplied by (iv) the Applicable MXN Weighted Average as of the applicable LTV Calculation Date, as illustrated in the following formula:

((Applicable MXN Exchange Rate at LTV Calculation Date / Applicable MXN Exchange at Issue Date) – 1) * Applicable MXN Weighted Average at LTV Calculation Date

(b) an amount, expressed as a percentage, equal to (i) the Applicable PEN Exchange Rate, determined as of the applicable LTV Calculation Date, divided by (ii) the Applicable PEN Exchange Rate, determined as of the Issue Date, minus (iii) one, multiplied by (iv) the Applicable PEN Weighted Average as of the applicable LTV Calculation Date, as illustrated in the following formula:

((Applicable PEN Exchange Rate at LTV Calculation Date / Applicable PEN Exchange at Issue Date) – 1) * Applicable PEN Weighted Average at LTV Calculation Date

(c) an amount, expressed as a percentage, equal to (i) the Applicable COP Exchange Rate, determined as of the LTV Calculation Date, divided by (ii) the Applicable COP Exchange Rate, determined as of the Issue Date, minus (iii) one, multiplied by (iv) the Applicable COP Weighted Average as of the applicable LTV Calculation Date, as illustrated in the following formula:

((Applicable COP Exchange Rate at LTV Calculation Date / Applicable COP Exchange at Issue Date) – 1) * Applicable COP Weighted Average at LTV Calculation Date